                                             As Filed Pursuant to Rule 424(b)(2)
                                             Registration No. 333-51961


PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED MAY 21, 1998)

J.P. MORGAN & CO. INCORPORATED

$1,000,000,000

5.75% Notes due 2004

Interest payable February 25 and August 25

ISSUE PRICE: 99.529%

Interest on the Notes is payable semiannually in arrears on February 25 and August 25 of each year, commencing August 25, 1999. Interest will accrue from February 25, 1999. The Notes will mature on February 25, 2004, and are not redeemable prior to their maturity unless certain events occur involving U.S. taxation. See "Description of The Notes -- Redemption for Tax Reasons." The Notes will be offered and sold in multiples of U.S. $1,000.

The Notes are not deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. The Notes are not secured.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

---------------------------------------------------------------------------------------------------------------
                                            PRICE                UNDERWRITING DISCOUNTS            PROCEEDS TO
                                          TO PUBLIC                     AND COMMISSIONS              COMPANY
---------------------------------------------------------------------------------------------------------------
Per Note                                 99.529%                 .350%                             99.179%
---------------------------------------------------------------------------------------------------------------
Total                                    $995,290,000            $3,500,000                        $991,790,000
---------------------------------------------------------------------------------------------------------------

Application has been made to list the Notes on the Luxembourg Stock Exchange.

We expect that delivery of the Notes will be made to investors on or about February 25, 1999, only through the Depositary Trust Company, the Euroclear System, or Cedelbank.

                               J.P. MORGAN & CO.

ABN AMRO                                                BANCO BILBAO VIZCAYA, S.A.
BAYERISCHE HYPO- UND VEREINSBANK AG                                            BNP
CREDIT SUISSE FIRST BOSTON                                         ING BARINGS/BBL
MEDIOBANCA S.P.A.                                                          PARIBAS
TOKYO-MITSUBISHI INTERNATIONAL PLC                         WARBURG DILLON READ LLC

February 18, 1999

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                              PAGE
About This Prospectus Supplement............................   S-3
Where You Can Find More Information About the Company.......   S-3
Use of Proceeds.............................................   S-4
Consolidated Ratio of Earnings to Fixed Charges.............   S-4
Consolidated Ratio of Earnings to Combined Fixed Charges and
  Preferred Stock Dividends.................................   S-4
Consolidated Earnings Data of J.P. Morgan...................   S-5
J.P. Morgan Consolidated Balance Sheet......................   S-7
Capitalization of J.P. Morgan...............................   S-8
Executive Officers and Directors of J.P. Morgan.............  S-10
Description of the Notes....................................  S-12
Certain United States Tax Documentation Requirements........  S-17
United States Taxation of Non-United States Person..........  S-18
Underwriting................................................  S-20
Validity of the Notes.......................................  S-21
Listing and General Information.............................  S-21

                            PROSPECTUS
Available Information.......................................     2
Incorporation of Certain Documents by Reference.............     2
J.P. Morgan & Co. Incorporated..............................     3
Consolidated Ratio of Earnings to Fixed Charges.............     6
Consolidated Ratio of Earnings to Combined Fixed Charges and
  Preferred Stock Dividends.................................     6
Use of Proceeds.............................................     6
Description of J.P. Morgan Debt Securities..................     6
Description of Debt Warrants................................    13
Description of Series Preferred Stock.......................    14
Depositary Shares...........................................    17
Description of Preferred Stock Warrants.....................    19
Description of Universal Warrants...........................    20
Description of Capital Stock................................    22
Plan of Distribution........................................    24
Experts.....................................................    26
Legal Opinions..............................................    26

YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS. WE HAVE NOT, AND THE UNDERWRITERS HAVE NOT, AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. WE ARE NOT, AND THE UNDERWRITERS ARE NOT, MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS, AS WELL AS INFORMATION WE PREVIOUSLY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND INCORPORATED BY REFERENCE, IS ACCURATE AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

THE DISTRIBUTION OF THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS AND THE OFFERING OF THE NOTES IN CERTAIN JURISDICTIONS MAY BE RESTRICTED BY LAW. THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS DO NOT CONSTITUTE AN OFFER, OR AN INVITATION ON OUR BEHALF OR ON BEHALF OF THE UNDERWRITERS OR ANY OF THEM TO SUBSCRIBE TO OR PURCHASE, ANY OF THE NOTES, AND MAY NOT BE USED FOR OR IN CONNECTION WITH AN OFFER OR SOLICITATION BY ANYONE, IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. SEE "UNDERWRITING."

THE PROSPECTUS SUPPLEMENT AND THE PROSPECTUS INCLUDE PARTICULARS GIVEN IN COMPLIANCE WITH THE RULES GOVERNING THE LISTING OF SECURITIES ON THE LUXEMBOURG STOCK EXCHANGE FOR THE PURPOSE OF GIVING INFORMATION WITH REGARD TO J.P. MORGAN & CO. INCORPORATED (ALSO REFERRED TO AS "J.P. MORGAN" OR THE "COMPANY"). WE ACCEPT FULL RESPONSIBILITY FOR THE ACCURACY OF THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT, THE PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND CONFIRM, HAVING MADE ALL REASONABLE INQUIRIES, THAT TO THE BEST OF OUR KNOWLEDGE AND BELIEF THERE ARE NO OTHER FACTS THE OMISSION OF WHICH WOULD MAKE ANY STATEMENT HEREIN AND IN THE DOCUMENTS INCORPORATED BY REFERENCE MISLEADING IN ANY MATERIAL RESPECT.

ALL REFERENCES IN THIS PROSPECTUS SUPPLEMENT TO "U.S. DOLLARS", "DOLLARS", "U.S. $", OR "$" ARE TO THE CURRENCY OF THE UNITED STATES OF AMERICA.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

The Company intends to use this prospectus supplement together with the attached prospectus to offer our Notes.

This prospectus supplement describes the terms of the Notes that we are offering. It supplements the description of the Debt Securities contained in the attached prospectus. If information in this prospectus supplement is inconsistent with the prospectus, this prospectus supplement will supersede the information in the prospectus.

You should read and consider all information contained in this prospectus supplement and the attached prospectus in making your investment decision. You should also read and consider the information in the documents we have referred you to in "Where You Can Find More Information About the Company."

Our principal Executive Office is located at 60 Wall Street, New York, NY 10260-0060. Our telephone number is (212) 483-2323.

             WHERE YOU CAN FIND MORE INFORMATION ABOUT THE COMPANY

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission. Reports, proxy statements and other information concerning us may be inspected and copied at the Public Reference Room maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Northeast Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048 and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material can also be obtained from the Public Reference Room of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. The SEC maintains a website that contains reports, proxy and information statements and other materials that are filed through the SEC's Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This website can be accessed at http:/www.sec.gov. Information provided to or filed with the SEC by J.P. Morgan pursuant to the 1934 Act can be located by reference to the SEC file number 1-5885. In addition, reports, proxy statements and other information concerning J.P. Morgan may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

Our Annual Report on Form 10-K for the year ended December 31, 1997 (included in our Annual Report to Stockholders), our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998, and our Reports on Form 8-K dated January 15, 1998, February 19, 1998, March 27, 1998, April 14, 1998, May 5, 1998, July 14, 1998, August 28, 1998, October 2, 1998,
October 19, 1998, December 9, 1998, and January 19, 1999 filed pursuant to
Section 13 of the 1934 Act are hereby incorporated by reference in this prospectus supplement and prospectus.

In addition, all reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this prospectus supplement and prospectus and prior to the termination of the offering of the Notes shall be incorporated by reference into this prospectus supplement and prospectus and shall be a part hereof from the date of filing. Any statement contained in this prospectus supplement and the prospectus herein or in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus supplement and prospectus to the extent that a statement contained herein or in any subsequently filed document modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus supplement and prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement and prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference. Written requests should be directed to the Office of the Secretary, J.P. Morgan & Co. Incorporated, 60 Wall Street, New York, New York 10260-0060. Telephone requests may be directed to (212) 648-3380. Copies of this prospectus supplement and prospectus, and the documents incorporated by reference, will be available free of charge at the office of Paribas Luxembourg S.A., 10A Boulevard Royal, Luxembourg City 2093, Grand Duchy of Luxembourg.

                                USE OF PROCEEDS

The net proceeds of approximately $991,790,000 from the sale of the Notes (less expenses incurred by us in connection with this offering), will be used for general corporate purposes, including investment in equity and debt securities and interest-bearing deposits of subsidiaries. Pending such use, we may temporarily invest the net proceeds or may use them to reduce short-term indebtedness.

                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

                                                                   YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                              1998    1997   1996   1995   1994
                                                              ----    ----   ----   ----   ----
Excluding Interest on Deposits..............................  1.16(a) 1.27   1.35   1.35   1.40
Including Interest on Deposits..............................  1.12(a) 1.20   1.26   1.24   1.28

---------------
(a) For the twelve months ended December 31, 1998, the ratio of earnings to fixed charges, excluding the fourth quarter 1998 after tax charge of $86 million ($143 million before tax) related to cost reduction programs; excluding the third quarter 1998 after tax gain of $34 million ($56 million before tax) related to the sale of the firm's investment management business in Australia; excluding the second quarter 1998 after tax gain of $79 million ($131 million before tax) related to the sale of the firm's global trust and agency services business; and excluding the first quarter 1998 after tax charge of $129 million ($215 million before tax) related to restructuring of business activities, was 1.17 excluding interest on deposits and 1.13 including interest on deposits.

          CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

                                                                   YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                              1998    1997   1996   1995   1994
                                                              ----    ----   ----   ----   ----
Excluding Interest on Deposits..............................  1.16(a) 1.26   1.34   1.34   1.39
Including Interest on Deposits..............................  1.12(a) 1.20   1.25   1.23   1.27

---------------
(a) For the twelve months ended December 31, 1998, the ratio of earnings to combined fixed charges and preferred stock dividends excluding the fourth quarter 1998 after tax charge of $86 million ($143 million before tax) related to cost reduction programs; excluding the third quarter 1998 after tax gain of $34 million ($56 million before tax) related to the sale of the firm's investment management business in Australia; excluding the second quarter 1998 after tax gain of $79 million ($131 million before tax) related to the sale of the firm's global trust and agency services business; and excluding the first quarter 1998 after tax charge of $129 million ($215 million before tax) related to restructuring of business activities, was
    1.17 excluding interest on deposits and 1.13 including interest on deposits.

              SELECTED CONSOLIDATED FINANCIAL DATA OF J.P. MORGAN

The following tables set forth certain condensed financial data with respect to J.P. Morgan selected from the unaudited consolidated financial statements appearing in the J.P. Morgan Report on Form 8-K dated January 19, 1999, for the year ended December 31, 1998, and from the audited consolidated financial statements appearing in the J.P. Morgan Annual Report on Form 10-K for the year ended December 31, 1997, which are incorporated herein by reference. This information should be read in conjunction with the other details of financial information concerning J.P. Morgan appearing in the aforementioned documents.

                         J.P. MORGAN & CO. INCORPORATED
                           CONSOLIDATED EARNINGS DATA

                                                          YEAR ENDED DECEMBER 31,
                                          --------------------------------------------------------
                                            1998(1)              1997         1996         1995
                                          -----------          ---------    ---------    ---------
                                          (UNAUDITED)          (AUDITED)    (AUDITED)    (AUDITED)
U.S. DOLLARS IN MILLIONS (EXCEPT PER
  SHARE DATA)
Interest revenue........................    $12,641             $12,353      $10,713      $9,937
Interest expense........................     11,360              10,481        9,011       7,934
                                            -------             -------      -------      ------
Net interest revenue....................      1,281               1,872        1,702       2,003
Provision for credit losses.............       (110)(2)               0            0           0
                                            -------             -------      -------      ------
Net interest revenue after provision for
  credit losses.........................      1,171               1,872        1,702       2,003
                                            -------             -------      -------      ------
Total noninterest revenue...............      5,784               5,348        5,153       3,901
Total revenues, net of interest expense
  and provision for credit losses.......      6,955               7,220        6,855       5,904
Total operating expenses................      5,538(2)(3)(4)      5,066        4,523       3,998
                                            -------             -------      -------      ------
Income before income taxes..............      1,417               2,154        2,332       1,906
Income taxes............................        454                 689          758         610
                                            -------             -------      -------      ------
Net income..............................        963               1,465        1,574       1,296
Per common share
Net income(5):
  Basic.................................    $  5.08             $  7.71      $  8.11      $ 6.70
  Diluted...............................       4.71                7.17         7.63        6.42
Dividends declared......................       3.84                3.59         3.31        3.06

---------------
Notes:

(1) Prior to July 1, 1998, changes, excluding charge-offs and recoveries, across balance sheet allowance captions, which included a reserve for trading assets (derivatives), loans and off-balance sheet financial instruments such as commitments, standby letters of credit and guarantees, were shown as reclassifications. Reclassifications had no impact on net income, and accordingly, were not shown on the income statement. Subsequent to July 1, 1998, reclassifications across balance sheet captions for allowances are reflected as provisions and reversals of provisions in the consolidated statement of income.

(2) The third quarter consolidated net provision for credit losses of $75 million has been reclassified to conform to current presentation as follows:
    $25 million included in net interest revenue related to loans and $50 million included in trading revenue related to changes in the credit reserve for nonperforming derivatives. Other revenue also includes a negative provision of $60 million in the fourth quarter related to a decrease in our allowance for credit losses for off-balance sheet financial instruments.

(3) Twelve months ended December 31, 1998 includes a third quarter pretax gain of $56 million ($34 million after tax) related to the sale of the firm's investment management business in Australia and a second quarter pretax gain of $131 million ($79 million after tax) related to the sale of the firm's global trust and agency services business.

(4) Twelve months ended December 31, 1998 includes charges in the first and fourth quarters totaling $358 million ($215 million after tax) related to the restructuring of business activities and other cost reduction programs. The charges were recorded as follows: $241 million in Employee compensation and benefits, related to severance; $112 million in Net occupancy, related to real estate write-offs; and $5 million in Technology and communications, related to equipment write-offs.

(5) Effective December 31, 1997, J.P. Morgan & Co. Incorporated adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 128, Earnings per Share. SFAS No. 128 supercedes Accounting Principles Board Opinion No. 15 and related pronouncements and replaces the computations of primary and fully diluted earnings per share (EPS) with basic and diluted EPS respectively. Prior period amounts have been restated.

                         J.P. MORGAN & CO. INCORPORATED

                           CONSOLIDATED BALANCE SHEET

                                                                        DECEMBER 31,
                                                            -------------------------------------
                                                               1998          1997         1996
                                                            -----------    ---------    ---------
                                                            (UNAUDITED)    (AUDITED)    (AUDITED)
U.S. DOLLARS IN MILLIONS
ASSETS
Cash and due from banks...................................   $  1,203      $  1,758     $    906
Interest-earning deposits with banks......................      2,371         2,132        1,908
Debt investment securities available for sale carried at
  fair value..............................................     36,232        22,768       24,865
Equity investment securities..............................      1,169         1,085        1,290
Trading account assets....................................    113,896       111,854       90,980
Securities purchased under agreements to resell...........     31,731        39,002       32,505
Securities borrowed.......................................     30,790        38,375       27,931
Net loans.................................................     25,025        31,032       27,554
Accrued interest and accounts receivable..................      7,689         4,962        6,766
Premises and equipment, net...............................      1,881         1,838        1,865
Other assets..............................................      9,080         7,353        5,456
                                                             --------      --------     --------
Total assets..............................................    261,067       262,159      222,026
                                                             ========      ========     ========
LIABILITIES
Total deposits............................................     55,028        58,879       52,724
Trading account liabilities...............................     70,643        71,141       50,919
Securities sold under agreements to repurchase and federal
  funds purchased.........................................     63,368        57,804       61,429
Commercial paper..........................................      6,637         6,622        4,132
Other liabilities for borrowed money......................     12,515        17,176       19,948
Accounts payable and accrued expenses.....................      9,859        10,865        5,935
Long-term debt not qualifying as risk-based capital.......     23,037        18,246        9,411
Other liabilities.........................................      2,999         4,129        1,654
                                                             --------      --------     --------
                                                              244,086       244,862      206,152
Liabilities qualifying as risk-based capital:
  Long-term debt..........................................      4,570         4,743        3,692
  Company-obligated mandatorily redeemable preferred
     securities of subsidiaries...........................      1,150         1,150          750
                                                             --------      --------     --------
Total liabilities.........................................    249,806       250,755      210,594

STOCKHOLDERS' EQUITY
Total stockholders' equity................................     11,261        11,404       11,432
                                                             --------      --------     --------
Total liabilities and stockholders' equity................    261,067       262,159      222,026
                                                             ========      ========     ========

                CAPITALIZATION OF J.P. MORGAN & CO. INCORPORATED

The unaudited consolidated capitalization of J.P. Morgan and its consolidated subsidiaries at December 31, 1998 are set forth below.

                                                                  (US$ IN MILLIONS)
                                                              -------------------------
                                                                     (UNAUDITED)
                                                              OUTSTANDING   AS ADJUSTED
                                                              -----------   -----------
LONG-TERM DEBT QUALIFYING AS RISK-BASED CAPITAL:
  J.P. MORGAN
    7 5/8% subordinated notes due 1998-2004.................    $   498       $   498
    Floating-rate subordinated notes due 2000-2005..........        940           940
    7 1/4-8 1/2% subordinated notes due 2002-2011...........        350           350
    8.00% subordinated Italian lira notes due 2003(1).......         78            78
    6 7/8% subordinated Canadian dollar notes due 2004(1)...        164           164
    4.78% Japanese yen subordinated notes due 2005(1).......         88            88
    6 1/4%-8.00% subordinated notes due 2005-2007...........        947           947
    5 3/4%-7 1/4% subordinated notes due 2008-2011..........        749           749
    Sub-Trigger notes due 2012..............................         45            45
    6%-7.69% subordinated MTN due 2005-2017.................        532           532
    Floating rate subordinated MTN due 2012-2026............        210           210
    Zero-coupon subordinated MTN due 2017-2038..............        300           300
                                                                -------       -------
                                                                  4,901         4,901
  MORGAN GUARANTY
    7.38% Subordinated notes due 2002.......................        199           199
    Long Term Debt Swap deferral due 2007...................         14            14
                                                                -------       -------
                                                                  5,114         5,114
    Less: Amortization for risk-based capital purposes......        544           544
                                                                -------       -------
    Total long-term debt qualifying as risk-based capital...      4,570         4,570
LONG-TERM DEBT NOT QUALIFYING AS RISK-BASED CAPITAL:
  J.P. MORGAN
    Market participation EMTN due 1999-2003.................        193           193
    Floating rate MTN due 1998-2027.........................      6,763         6,763
    4 5/8%-7 1/4% Deutsche mark notes due 1998-2000(1)......        181           181
    4 1/2%-5.0% mandatorily exchangeable notes due
     1998-2000..............................................         23            23
    2.50% JPMCI crude oil indexed securities due 2000.......         50            50
    Zero-coupon EMTN due 2001...............................          9             9
    5.70%-8 1/4% MTN due 1998-2008..........................      2,163         2,163
    18.20%-22.0% Indonesian rupiah MTN due 1999-2000(1).....         35            35
    2.00%-5 1/2% Swiss franc notes due 1999-2005(1).........      1,532         1,532
    6.00% Netherlands guilder notes due 2000(1).............        133           133
    8.95% Italian lira notes due 2001(1)....................        307           307
    0.20% Japanese yen notes due 1999-2002(1)...............        125           125
    2.15%-3.33% Japanese yen EMTN due 2003-2009(1)..........        176           176
    6.63% French franc notes due 2008(1)....................        266           266
    7.7% notes, Series B-E due 2008-2009....................        425           425
    Floating rate medium term Japanese yen notes due
     2000-2018(1)...........................................        152           152
    7.13%-7 3/4% MTN due 2012...............................          6             6
    8% Convertible mortgage loan due 2005...................        405           405
    5.75% notes due 2004....................................         --           995
  MORGAN GUARANTY
    5.31%-5.97% notes due 1998-1999.........................        599           599
    Floating rate Portuguese escudo notes due
     1998-2017(1)...........................................        104           104
    Floating rate note due 1999.............................      4,227         4,227
    7.00% Hong Kong dollar notes due 1999(1)................         26            26
    Floating rate notes due 2000-2024.......................        369           369
    Floating rate (equity linked) notes due 1999-2004.......         60            60
    6.24%-6.63% notes due 1999..............................        503           503
    0.25%-10.83% notes due 1999-2004........................      1,743         1,743
    6.75% notes due 2001....................................        302           302
    7.25%-7 3/8% British pound notes due 2000-2001(1).......        415           415
    8.00% Australian dollar notes due 2001(1)...............         83            83
    Floating rate notes linked to Indonesian rupiah due
     2001(1)................................................          1             1
    Euro Yen floating rate notes............................        238           238
    7.75% British pound notes due 2003(1)...................        332           332
    Zero-coupon Italian lira notes due 2007-2037(1).........        249           249
    British pound financing obligation(1)...................        273           273
    1.00% JPMCI excess return linked Notes due 2000.........         25            25
                                                                -------       -------
                                                                 22,493        23,488
                                                                -------       -------

    Add: amortization for risk-based capital purposes.......        544           544
                                                                -------       -------
    Total long-term debt not qualifying as risk-based
     capital................................................     23,037        24,032
Company obligated mandatorily redeemable preferred
  securities of subsidiaries................................      1,150         1,150
                                                                -------       -------
    Total long-term debt(2).................................     28,757        29,752
                                                                =======       =======
STOCKHOLDERS' EQUITY:
  Preferred stock (authorized 10,000,000 shares; issued and
    outstanding: 2,444,300 shares of adjustable rate
    cumulative preferred stock; 250,000 shares of variable
    cumulative preferred stock; 400,000 shares of fixed
    cumulative preferred stock).............................        694           694
  Common stock, $2.50 par value (authorized: 500,000,000
    shares; issued: 200,873,067 shares).....................        502           502
  Capital surplus...........................................      1,252         1,252
  Common stock issuable under stock award plans.............      1,460         1,460
  Retained earnings.........................................      9,614         9,614
  Accumulated other comprehensive income:
  Net unrealized gains on investment securities, net of
    taxes...................................................        147           147
  Foreign currency translation, net of taxes................        (46)          (46)
  Less: Treasury stock (25,866,786 shares) at cost..........      2,362         2,362
                                                                -------       -------
      Total stockholders' equity............................     11,261        11,261
                                                                -------       -------
        Total...............................................    $40,018       $41,013
                                                                =======       =======

---------------

Notes:

(1) The following exchange rates were utilized to convert non U.S. dollar notes outstanding at December 31, 1998:

         British pound..........................   0.6023
         Canadian dollar........................   1.5490
         Swiss franc............................   1.3835
         Netherlands guilder....................   1.8920
         Indonesian rupiah......................  8,100.00
         Deutsche mark..........................   1.6807
         Italian lire...........................  1,662.00
         Japanese yen...........................   114.83
         Portuguese escudo......................   172.06
         Australian dollar......................   1.6332
         French franc...........................   5.6295
         Hong Kong dollar.......................   7.7475

(2) The capitalization table does not include significant amounts of deposit liabilities, including deposit notes, and short-term obligations incurred by J.P. Morgan and its consolidated subsidiaries in the ordinary course of business, including federal funds purchased, securities sold under repurchase agreements and commercial paper.

There has been no material change to the consolidated capitalization of J.P. Morgan and its consolidated subsidiaries, as adjusted, since December 31, 1998.

                EXECUTIVE OFFICERS AND DIRECTORS OF J.P. MORGAN

The following persons are the current executive officers of J.P. Morgan:

Douglas A. Warner III................................  Chairman of the Board and Chief Executive
                                                       Officer
Walter A. Gubert.....................................  Vice Chairman of the Board
Roberto G. Mendoza...................................  Vice Chairman of the Board
Michael E. Patterson.................................  Vice Chairman of the Board
Peter D. Hancock.....................................  Managing Director and Chairman of Capital
                                                       Committee and Risk Management Committee
Thomas B. Ketchum....................................  Chief Administrative Officer
John A. Mayer, Jr....................................  Chief Financial Officer
Rachel F. Robbins....................................  Managing Director, General Counsel and
                                                       Secretary
David H. Sidwell.....................................  Managing Director and Controller

The following persons are the members of the Board of Directors of J.P. Morgan:

            NAME                        PRINCIPAL OCCUPATION               RESIDENCE OR BUSINESS ADDRESS
            ----                        --------------------               -----------------------------
Paul A. Allaire.............  Chairman and Chief Executive Officer of    Xerox Corporation
                              Xerox Corporation                          P.O. Box 1600
                                                                         800 Long Ridge Road
                                                                         Stamford, CT 06904
Riley P. Bechtel............  Chairman and Chief Executive Officer of    Bechtel Group, Inc.
                              Bechtel Group, Inc.                        P.O. Box 193965
                                                                         San Francisco, CA
                                                                         94119-3965
Lawrence A. Bossidy.........  Chairman and Chief Executive Officer of    AlliedSignal Inc.
                              AlliedSignal Inc.                          P.O. Box 3000
                                                                         Morristown, NJ 07962-2245
Martin Feldstein............  President and Chief Executive Officer of   National Bureau of
                              National Bureau of Economic Research,      Economic Research, Inc.
                              Inc.                                       1050 Massachusetts Avenue
                                                                         Cambridge, MA
                                                                         02138-5398
Ellen V. Futter.............  President of American Museum of Natural    American Museum of Natural History
                              History                                    Central Park West at
                                                                         79th Street New York, NY 10024
Hanna H. Gray...............  President Emeritus and Harry Pratt Judson  The University of Chicago
                              Distinguished Service Professor of         Department of History
                              History of The University of Chicago       1126 East 59th Street
                                                                         Chicago, IL 60637
Walter A. Gubert............  Vice Chairman of the Board of J.P. Morgan  60 Wall Street
                                                                         New York, NY 10260-0060
James R. Houghton...........  Chairman Emeritus of the Board of Corning  80 E. Market Street
                              Incorporated                               2nd Floor
                                                                         Corning, NY 14830

            NAME                        PRINCIPAL OCCUPATION               RESIDENCE OR BUSINESS ADDRESS
            ----                        --------------------               -----------------------------
James L. Ketelsen...........  Retired Chairman and Chief Executive       Tenneco Inc.
                              Officer of Tenneco Inc.                    c/o El Paso Energy
                                                                         P.O. Box 2511
                                                                         Houston, TX 77252-2511
John A. Krol................  Retired Chairman of the Board of E.I. du   E.I. du Pont de Nemours and
                              Pont de Nemours and Company                Company
                                                                         1007 Market Street
                                                                         Wilmington, DE 19898
Roberto G. Mendoza..........  Vice Chairman of the Board of J.P. Morgan  60 Wall Street
                                                                         New York, NY 10260-0060
Michael E. Patterson........  Vice Chairman of the Board of J.P. Morgan  60 Wall Street
                                                                         New York, NY 10260-0060
Lee R. Raymond..............  Chairman of the Board and Chief Executive  Exxon Corporation
                              Officer of Exxon Corporation               5959 Las Colinas Boulevard
                                                                         Irving, TX 75039-2298
Richard D. Simmons..........  Retired: Former President of The           105 North Washington Street
                              Washington Post Company and International  Suite 202
                              Herald Tribune                             Alexandria, VA 22314
Kurt F. Viermetz............  Retired Vice Chairman of the Board of      60 Wall Street
                              J.P. Morgan                                New York, NY 10260-0060
Douglas A. Warner III.......  Chairman of the Board and Chief Executive  60 Wall Street
                              Officer of J.P. Morgan                     New York, NY 10260-0060
Douglas C. Yearley..........  Chairman and Chief Executive Officer of    Phelps Dodge Corporation
                              Phelps Dodge Corporation                   2600 N. Central Avenue
                                                                         Phoenix, AZ 85004-3014

The members of the Board of Directors of J.P. Morgan have the business addresses as specified above.

                            DESCRIPTION OF THE NOTES

The Company's 5.75% Notes due 2004 offered hereby will be limited to $1,000,000,000 aggregate principal amount and will mature on February 25, 2004. The Notes may not be redeemed prior to their stated maturity unless certain events occur involving U.S. taxation. See "-- Redemption for Tax Reasons." The Notes are not entitled to any sinking fund. The Notes will be issued under an Indenture (the "Indenture") dated as of August 15, 1982, as amended by the First Supplemental Indenture dated as of May 5, 1986, by the Second Supplemental Indenture dated as of February 27, 1996 and by the Third Supplemental Indenture dated as of January 30, 1997, between the Company and U.S. Bank Trust National Association (formerly First Trust of New York, National Association), as successor to Chemical Bank (formerly Manufacturers Hanover Trust Company), as Trustee. The Notes constitute a single series of Debt Securities under the Indenture.

The Notes will be denominated in U.S. dollars and payments, principal of and interest on the Notes will be made in U.S. dollars. The authorized denominations of the Notes will be in multiples of $1,000.

U.S. Bank Trust National Association is the Principal Paying Agent and Registrar for the Notes.

Reference should be made to the prospectus for description of other terms of the Notes. See "Description of J.P. Morgan Debt Securities" in the prospectus. Defined terms used but not defined in this prospectus supplement have the meanings ascribed to them in the prospectus.

INTEREST AND MATURITY

The Notes will mature on February 25, 2004 and will not be subject to redemption by the Company prior to maturity unless certain events occur involving U.S. taxation. See "-- Redemption for Tax Reasons."

The Notes will bear interest from February 25, 1999 and be payable semiannually in arrears on February 25 and August 25 of each year, commencing August 25, 1999 to the persons in whose names the Notes are registered at the close of business on the fifteenth calendar day prior to the interest payment date. The principal of the Notes, together with the interest accrued and unpaid thereon, is due in full on February 25, 2004. The interest period with respect to the Notes is each successive period from and including an interest payment date in respect of the Notes up to but excluding the next succeeding interest payment date, except that the initial interest period commences February 25, 1999.

BOOK-ENTRY SYSTEM

The Notes will be offered and sold in principal amounts of U.S. $1,000 or multiples thereof. The Notes will be issued in the form of one or more fully registered Global Notes (the "Global Notes") which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depository" or "DTC") and registered in the name of Cede & Co., the Depository's nominee. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depository. Investors may elect to hold interests in the Global Notes through either the Depository or Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ("Euroclear") or Cedelbank, if they are participants of such systems, or indirectly through organizations which are participants in such systems. Euroclear and Cedelbank will hold interests on behalf of their participants through customers' securities accounts in Euroclear's and Cedelbank's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of the Depository. The Chase Manhattan Bank will act as depositary for Euroclear and Citibank, N.A. will act as depositary for Cedelbank (in such capacities, the "U.S. Depositaries"). Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depository or to a successor of the Depository or its nominee.

The Depository's management is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." The Depository has informed Participants and other members of the financial community that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within DTC ("DTC Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, the Depository's plan includes a testing phase, which is expected to be completed within appropriate time frames. However, the Depository's ability to properly perform its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom the Depository licenses software and hardware, and third party vendors on whom the Depository's relies for information or the provision of services, including telecommunication and electrical utility service providers, among others.

Euroclear advises that it was created in 1968 to hold securities for its participants ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Brussels, Belgium office of Morgan Guaranty Trust Company of New York (the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is the Belgian branch of a New York banking corporation which is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Board of Governors of the Federal Reserve System and the New York State Banking Department, as well as the Belgian Banking Commission.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Cedelbank advises that it is incorporated under the laws of Luxembourg as a professional depositary. Cedelbank holds securities for its participating organizations ("Cedelbank Participants") and facilitates the clearance and settlement of securities transactions between Cedelbank Participants through electronic book-entry changes in accounts of Cedelbank Participants, thereby eliminating the need for physical movement of certificates. Cedelbank provides to Cedelbank Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Cedelbank interfaces with domestic markets in several countries. As a professional depositary, Cedelbank is subject to regulation by the Luxembourg Monetary Institute. Cedelbank Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Cedelbank is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Cedelbank Participant, either directly or indirectly.

Distributions with respect to the Notes held beneficially through Cedelbank will be credited to cash accounts of Cedelbank Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Cedelbank.

So long as the Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange require, the Company will appoint a paying agent and transfer agent in Luxembourg (the "Luxembourg Paying and Transfer Agent") and the holders of the Notes will be able to receive payments thereon and effect transfers thereof at the offices of the Luxembourg Paying and Transfer Agent.

Individual certificates in respect of Notes will not be issued in exchange for the Global Notes, except in very limited circumstances. If Euroclear, Cedelbank or DTC notifies the Company that it is unwilling or unable to continue as a clearing system in connection with a Global Notes or, in the case of DTC only, DTC ceases to be a clearing agency registered under the Exchange Act, and in each case a successor clearing system is not appointed by the Company within 90 days after receiving such notice from Euroclear, Cedelbank or DTC or on becoming aware that DTC is no longer so registered, the Company will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the Notes represented by such Global Notes upon delivery of such Global Notes for cancellation.

Title to book-entry interests in the Notes will pass by book-entry registration of the transfer within the records of Euroclear, Cedelbank or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the Notes may be transferred within Euroclear and within Cedelbank and between Euroclear and Cedelbank in accordance with procedures established for these purposes by Euroclear and Cedelbank. Book-entry interests in the Notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the Notes between Euroclear and Cedelbank and DTC may be effected in accordance with procedures established for this purpose by Euroclear, Cedelbank and DTC.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with Depository rules and will be settled in immediately available funds using the Depository's Same-Day Funds Settlement System. Secondary market trading between Euroclear Participants and/or Cedelbank Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Euroclear and Cedelbank and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through the Depository on the one hand, and directly or indirectly through Euroclear or Cedelbank Participants, on the other, will be effected in the Depository in accordance with the Depository rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving Notes in the Depository, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depository. Euroclear Participants and Cedelbank Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of Notes received in Euroclear or Cedelbank as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the Depository settlement date. Such credits or any transactions in such Notes settled during such processing will be reported to the relevant Euroclear or Cedelbank Participants on such business day. Cash received in Euroclear or Cedelbank as a result of sales of Notes by or through a Euroclear Participant or a Cedelbank Participant to a DTC Participant will be received with value on the Depository settlement date but will be available in the relevant Euroclear or Cedelbank cash account only as of the business day following settlement in the Depository.

Although the Depository, Euroclear and Cedelbank have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of the Depository, Euroclear and Cedelbank, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

PAYMENT OF ADDITIONAL AMOUNTS

The Company will, subject to the exceptions and limitations set forth below, pay as additional interest on the Notes such additional amounts as are necessary in order that the net payment by the Company or a paying agent of the principal of and interest on the Notes to a holder who is a non-United States person (as defined below), after deduction for any present or future tax, assessment or other governmental charge of the United States or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the payment, will not be less than the amount provided in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

          (1) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the holder, or a fiduciary, settler, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

             (a) being or having been present or engaged in a trade or business in the United States or having had a permanent establishment in the United States;

             (b) having a current or former relationship with the United States, including a relationship as a citizen or resident thereof;

             (c) being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid United States federal income tax;

             (d) being or having been a "10-percent shareholder" of the Company as defined in section 871(h)(3) of the United States Internal Revenue Code or any successor provision; or

             (e) being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

          (2) to any holder that is not the sole beneficial owner of the Notes, or a portion thereof, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settler with respect to the fiduciary, a beneficial owner or member of the partnership would not have been entitled to the payment of an additional amount had the beneficiary, settler, beneficial owner or member received directly its beneficial or distributive share of the payment;

          (3) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of such Notes, if compliance is required by statute, by regulation or the United States Treasury Department or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

          (4) to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by the Company or a paying agent from the payment;

          (5) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

          (6) to any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or similar tax, assessment or other governmental charge;

          (7) to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Notes, if such payment can be made without such withholding by any other paying agent, or;

          (8) in the case of any combination of items (1), (2), (3), (4), (5),
     (6) and (7).

The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. Except as specifically provided under this heading "-- Payment of Additional Amounts" and under the heading "-- Redemption for Tax Reasons", the Company shall not be required to make any payment with respect to any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

As used under this heading "-- Payment of Additional Amounts" and under the headings "-- Redemption for Tax Reasons", "Certain United States Tax Documentation Requirements" and "United States Taxation of Non-United States Persons" the term "United States" means the United States of America (including the States and the District of Columbia) and its territories, its possessions and other areas subject to its jurisdiction, "United States person" means any individual who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), any estate the income of which is subject to United States federal income taxation regardless of its source, or any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in the Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date that elect to continue to be treated as United States persons will also be a United States person. "Non-United States person" means a person who is not a United States person.

REDEMPTION FOR TAX REASONS

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, the Company becomes or, based upon a written opinion of independent counsel selected by the Company, will become obligated to pay additional amounts as described herein under the heading "-- Payment of Additional Amounts" with respect to the Notes, then the Company may, at its option redeem, in whole, but not in part, the Notes on not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued but unpaid thereon to the date fixed for redemption.

APPLICABLE LAW

The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York, United States of America.

FURTHER ISSUES

J.P. Morgan may from time to time, without notice to or the consent of holders of the Notes, create and issue further debt securities that will have the same terms and conditions as the Notes. Such additional debt securities, along with the Notes, may be consolidated to form a single series of debt securities.

NOTICE TO HOLDERS

Notices to holders of the Notes will be given at least once by publication in one daily newspaper in the English language of general circulation in London (which is expected to be the Financial Times), and, so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange require, in a daily newspaper of general circulation in Luxembourg (which is expected to be Luxembourger Wort). If publication in either London or Luxembourg is impractical in the opinion of J.P. Morgan, notices shall be published by such means as will, so far as may be reasonably practicable, approximate publication in such newspaper. Such notices will be deemed to have been given on the date of such publication or, if published more than once, on the date of the first such publication.

PURCHASE BY J.P. MORGAN

J.P. Morgan and its subsidiaries will have the right at any time and from time to time to purchase Notes in any manner, on the open market or by private contract, at any price.

              CERTAIN UNITED STATES TAX DOCUMENTATION REQUIREMENTS

A beneficial owner of the Notes will generally be subject to the 30% United States federal withholding tax that generally applies to payments of interest on a registered form debt obligation issued by a United States person, unless one of the following steps is taken to obtain an exemption from or reduction of the tax:

EXEMPTION FOR NON-UNITED STATES PERSONS (IRS FORM W-8)

A beneficial owner of the Notes that is a non-United States person (other than certain persons that are related to the Company through stock ownership as described in clauses (x)(a) and (b) of Paragraph (i) under the "United States Taxation of Non-United States Persons -- Income and Withholding Tax") can obtain an exemption from the withholding tax by providing a properly completed IRS Form W-8 (Certificate of Foreign Status). Copies of IRS Form W-8 may be obtained from Paribas Luxembourg S.A., the Luxembourg listing agent.

EXEMPTION FOR NON-UNITED STATES PERSONS WITH EFFECTIVELY CONNECTED INCOME (IRS FORM 4224)

A beneficial owner of the Notes that is a non-United States person, including a non-United States corporation or bank with a United States branch, that conducts a trade or business in the United States with which interest income on the Notes is effectively connected, can obtain an exemption from the withholding tax by providing a properly completed IRS Form 4224 (Exemption from Withholding of Tax on Income Effectively Connected with the Conduct of a Trade or Business in the United States).

EXEMPTION OR REDUCED RATE FOR NON-UNITED STATES PERSONS ENTITLED TO THE BENEFITS OF A TREATY (IRS FORM 1001)

A beneficial owner of the Notes that is a non-United States person entitled to the benefits of an income tax treaty to which the United States is a party can obtain an exemption from or reduction of the withholding tax (depending on the terms of the treaty) by providing a properly completed IRS Form 1001 (Ownership, Exemption or Reduced Rate Certificate).

EXEMPTION FOR UNITED STATES PERSONS (IRS FORM W-9)

A beneficial owner of the Notes that is a United States person can obtain a complete exemption from the withholding tax by providing a properly completed IRS Form W-9 (Request for Taxpayer Identification Number and Certification).

UNITED STATES FEDERAL INCOME TAX REPORTING PROCEDURE

A beneficial owner of the Notes, or, in the case of IRS Forms 1001 and 4224, its agent, is required to submit the appropriate IRS Form under applicable procedures to the person through which the owner directly holds the Notes. For example, if the beneficial owner is listed directly on the books of Euroclear or Cedelbank as the holder of the Notes, the IRS Form must be provided to Euroclear or Cedelbank, as the case may be. Each other person through which the Notes are held must submit, on behalf of the beneficial owner, the IRS Form (or in certain cases a copy thereof) under applicable procedures to the person through which it holds the Notes, until the IRS Form is received by the United States person who would otherwise be required to withhold United States federal income tax from interest on the Notes. For example, in the case of Notes held through Euroclear or Cedelbank, the IRS Form (or a copy thereof) must be received by the U.S. Depositary of such clearing agency. Applicable procedures include additional certification requirements, described in clause (x)(c)(B) of paragraph (i) under "United States Taxation of Non-United States Persons -- Income and Withholding Tax", if a beneficial owner of the Notes provides an IRS Form W-8 to a securities clearing organization, bank or other financial institution that holds the Notes on its behalf.

Regulations recently issued by the IRS, which will be effective for payments made after December 31, 1999, make certain modifications to the certification procedures applicable to non-United States persons. Prospective investors should consult their tax advisors regarding the certification requirements for non-United States persons.

Each holder of the Notes that is not a United States person should be aware that if it does not properly provide the required IRS Form, or if the IRS Form (or, if permissible, a copy of such Form) is not properly transmitted to and received by the United States person otherwise required to withhold United States federal income tax, interest on the Notes may be subject to United States withholding tax at a 30% rate and the holder (including the beneficial owner) will not be entitled to any additional amounts from the Company described under the heading "Description of The Notes -- Payment of Additional Amounts" with respect to such tax. Such tax, however, may in certain circumstances be allowed as a refund or as a credit against such holder's United States federal income tax. The foregoing does not deal with all aspects of federal income tax withholding that may be relevant to non-United States holders of the Notes. Investors are advised to consult their own tax advisors for specific advice concerning the ownership and disposition of the Notes.

              UNITED STATES TAXATION OF NON-UNITED STATES PERSONS

INCOME AND WITHHOLDING TAX

In the opinion of Gene A. Capello, Esq., Vice President and Assistant General Counsel of J.P. Morgan, under United States federal tax law as of the date of this prospectus supplement, and subject to the discussion of backup withholding below:

          (i) payments of principal and interest on the Notes that are beneficially owned by a non-United States person will not be subject to United Stated federal withholding tax; provided, that in the case of interest, (x)(a) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) the beneficial owner is not a controlled foreign corporation that is related to the Company through stock ownership, and (c) either (A) the beneficial owner of the Notes certifies to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that it is not a United States person and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Notes certifies to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof; (y) the beneficial owner is entitled to the benefits of an income tax treaty under which the interest is exempt from United States federal withholding tax and the beneficial owner of the Notes or such owner's agent provides an IRS Form 1001 claiming the exemption; or (z) the beneficial owner conducts a trade or business in the United States to which the interest is effectively connected and the beneficial owner of the Notes or such owner's agent provides an IRS Form 4224; provided that in each such case, the relevant certification or IRS Form is delivered pursuant to applicable procedures and is properly transmitted to the person otherwise required to withhold United States federal income tax, and none of the persons receiving the relevant certification or IRS Form has actual knowledge that the certification or any statement on the IRS Form is false;

          (ii) a non-United States person will not be subject to United States federal income tax on any gain realized on the sale, exchange or redemption of the Notes unless the gain is effectively connected with the beneficial owner's trade or business in the United States or, in the case of an individual, the holder is present in the United States for 183 days or more in the taxable year in which the sale, exchange or redemption occurs and certain other conditions are met; and

          (iii) the Notes owned by an individual who at the time of death is not a citizen or resident of the United States will not be subject to United States federal estate tax as a result of such individual's death if the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and the income on the Notes would not have been effectively connected with a U.S. trade or business of the individual.

Interest on the Notes that is effectively connected with the conduct of a trade or business in the United States by a holder of the Notes who is a non-United States person, although exempt from United States withholding tax, may be subject to United States income tax as if such interest was earned by a United States person.

BACKUP WITHHOLDING AND INFORMATION REPORTING

In general, information reporting requirements will apply to payments of principal and interest made on the Notes and the proceeds of the sale of the Notes within the United States to non-corporate holders of the Notes, and "backup withholding" at a rate of 31% will apply to such payments if the holder fails to provide an accurate taxpayer identification number in the manner required or to report all interest and dividends required to be shown on its federal income tax returns.

Information reporting on IRS Form 1099 and backup withholding will not apply to payments made by the Company or a paying agent to a non-United States person on the Notes if, in the case of interest, the IRS Form described in clause (y) or
(z) in paragraph (i) under "-- Income and Withholding Tax" has been provided under applicable procedures, or, in the case of interest or principal, the certification described in clause (x)(c) in paragraph (i) under "-- Income and Withholding Tax" and a certification that the beneficial owner satisfies certain other conditions have been supplied under applicable procedures, provided that the payor does not have actual knowledge that the certifications are incorrect.

Payments of the proceeds from the sale of the Notes made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information reporting may apply to such payments. Payments of the proceeds from the sale of the Notes to or through the United States office of a broker are subject to information reporting and backup withholding unless the holder or beneficial owner certifies that it is a non-United States person and that it satisfies certain other conditions or otherwise establishes an exemption from information reporting and backup withholding.

Regulations recently issued by the IRS, which will be effective for payments made after December 31, 1999, make certain modifications to the certification procedures applicable to non-United States persons. Prospective investors should consult their tax advisors regarding the certification requirements for non-United States persons.

Backup withholding is not a separate tax, but is allowed as a refund or credit against the holder's United States federal income tax, provided the necessary information is furnished to the Internal Revenue Service.

Interest on the Notes beneficially owned by a non-United States person will be reported annually on IRS Form 1042S, which must be filed with the Internal Revenue Service and furnished to such beneficial owner.

                                  UNDERWRITING

Under the terms and subject to the conditions contained in the Underwriting Agreement dated the date hereof, the underwriters named below have severally agreed to purchase, and we have agreed to sell to them severally, the respective amount of the Notes set forth below opposite their names. In the Underwriting Agreement, the underwriters have agreed to purchase all the Notes if any Notes are purchased.

                                                              PRINCIPAL AMOUNT
NAME                                                              OF NOTES
----                                                          ----------------
J.P. Morgan Securities Inc. ................................   $  900,000,000
ABN AMRO Bank N.V. .........................................       10,000,000
Banco Bilbao Vizcaya, S.A. .................................       10,000,000
Banque Bruxelles Lambert S.A. ..............................       10,000,000
Banque Nationale de Paris London Branch.....................       10,000,000
Bayerische Hypo- und Vereinsbank AG.........................       10,000,000
Credit Suisse First Boston Corporation......................       10,000,000
Mediobanca -- Banca di Credito Finanziario S.p.A............       10,000,000
Paribas.....................................................       10,000,000
Tokyo-Mitsubishi International plc..........................       10,000,000
Warburg Dillon Read LLC.....................................       10,000,000
                                                               --------------
Total.......................................................   $1,000,000,000
                                                               ==============

We have been advised by the underwriters that the underwriters propose to offer the Notes to the public initially at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of .200% of the principal amount of the Notes, that the underwriters may allow, and such dealers may reallow, a concession not in excess of .125% of such principal amount on sales to certain other dealers; and that after the initial public offering the public offering price and such concessions may be changed by the underwriters.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The Notes are offered for sale in those jurisdictions in the United States, Europe, and Asia where it is legal to make such offers.

The underwriters have represented and agreed that (1) they have not taken any action in any jurisdiction that would permit a public offering of the Notes, and will not possess or distribute this prospectus supplement and prospectus or any other offering material in any other jurisdiction where action for that purpose is required and (2) they will comply with all relevant laws and regulations in each jurisdiction in which they (A) purchase, offer, sell or deliver Notes or
(B) have in their possession or distribute the prospectus supplement and prospectus or any other offering material.

The underwriters have agreed that they have not offered or sold, and will not offer or sell, directly or indirectly, any of the Notes in or to residents of Japan or to any persons for reoffering or resale, directly or indirectly, in Japan or to any resident of Japan unless an exemption from the registration requirements of the Securities and Exchange Law is available and they are in compliance with the other relevant laws of Japan.

The underwriters have represented and agreed that (1) they have not offered or sold and prior to the date six months after the date of issue of the Notes will not offer or sell any Notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (2) they have complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by them in relation to the Notes in, from or otherwise involving the United Kingdom; and (3) they have only issued or passed on and will only issue or pass on in the United Kingdom any document received by them in connection with the issue of the Notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment

Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

Although application has been made to list the Notes on the Luxembourg Stock Exchange, a listing may not be obtained. In addition, the Notes are a new issue of securities with no established trading market. The Company has been advised by the underwriters that they intend to make a market in the Notes, but that they are not obligated to do so and may discontinue such market-making at any time without notice.

Purchasers of the Notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page hereof.

In connection with the offering of the Notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the underwriters may overallot in connection with the offering of the Notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, Notes in the open market to cover syndicate shorts or to stabilize the price of the Notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the Notes in the offering of the Notes, if the syndicate repurchases previously distributed Notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

Expenses associated with this offering, to be paid by J.P. Morgan, are estimated at $250,000.00.

It is expected that delivery of the Notes will be made against payment therefor on or about February 25, 1999, which is the fifth business day following the date of this prospectus supplement (such settlement cycle being herein referred to as "T+5"). Purchasers of Notes should note that the ability to settle secondary market trades of the Notes effected on the date of pricing and the succeeding business days may be affected by the T+5 settlement.

J.P. Morgan Securities Inc. ("JPMSI") is an indirect wholly-owned subsidiary of the Company. The participation of JPMSI in the offer and sale of the Notes complies with the requirements of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD") regarding underwriting of securities of an affiliate and complies with any restrictions imposed on JPMSI by the Board of Governors of the Federal Reserve System. In addition, each NASD member participating in offers and sales of the Notes will not execute a transaction in the Notes in a discretionary account without the prior written specific approval of the member's customer.

                             VALIDITY OF THE NOTES

The validity of the Notes will be passed upon for J.P. Morgan by Gene A. Capello, Esq., Vice President and Assistant General Counsel of J.P. Morgan and for the underwriters by Cravath, Swaine & Moore.

                        LISTING AND GENERAL INFORMATION

1. Application has been made to list the Notes on the Luxembourg Stock Exchange. In connection with the listing application, the Restated Certificate of Incorporation, as amended, and By-Laws of J.P. Morgan and a legal notice (Notice Legale) relating to the issuance of the Notes will have been deposited prior to listing with the Chief Registrar of the District Court of Luxembourg (Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg), where these documents may be examined and copies may be obtained on request.

2. Copies of the Restated Certificate of Incorporation, as amended, and By-Laws of J.P. Morgan and annual, quarterly and current reports of J.P. Morgan will be available for inspection at the office of the Paying Agent in Luxembourg during the term of the Notes. In addition, copies of these reports may be obtained at the Paying Agent's office.

3. The independent certified public accountants of J.P. Morgan are PricewaterhouseCoopers LLP.

4. The resolutions relating to the sale and issuance of the Notes were adopted by the Securities Committee of the Board of Directors of J.P. Morgan on February 24, 1999.

5. Save as disclosed in this prospectus supplement, the prospectus, and the documents incorporated by reference herein, there has been no material adverse change in the consolidated financial position of J.P. Morgan and its subsidiaries since the date of the last audited financial statements.

J.P. Morgan is not involved in, and has no knowledge of any threat of, any litigation, administrative proceedings or arbitration which is or may be material in the context of the issue of the Notes.

6. The Notes have been accepted for clearance through Euroclear and Cedelbank. The common code assigned to the Notes is 9515330. The International Security Identification Number (ISIN) allocated to the Notes is US616880BT61. With the exception of the T+5 settlement cycle described under "Underwriting", transactions will normally be effected for settlement not earlier than three days after the date of the transaction.

PROSPECTUS

J.P. MORGAN & CO. INCORPORATED
Debt Securities, Warrants to Purchase Debt Securities, Series
Preferred Stock, Depositary Shares, Warrants to Purchase Series
Preferred Stock or Depositary Shares and Universal Warrants
J.P. Morgan & Co. Incorporated ("J.P. Morgan") may from time to time offer its senior debt securities (the "Debt Securities") and subordinated debt securities (the "Subordinated Debt Securities") (the Debt Securities and the Subordinated Debt Securities are collectively known as the "J.P. Morgan Debt Securities"), warrants to purchase J.P. Morgan Debt Securities (the "Debt Warrants"), one or more series of its series preferred stock (the "Series Preferred Stock"), interests in which may be represented by depositary shares (the "Depositary Shares"), warrants to purchase shares of Series Preferred Stock or Depositary Shares (together the "Preferred Stock Warrants") and Universal Warrants (the "Universal Warrants"), for issuance and sale, at an aggregate initial public offering price not to exceed $10,000,000,000, on terms determined by market conditions at the time of sale. J.P. Morgan Debt Securities and Debt Warrants are collectively called the "Securities". As used herein, Securities shall include Securities denominated in U.S. dollars or, at the option of J.P. Morgan if so specified in the applicable Prospectus Supplement, in any other freely transferable currency or units based on or relating to currencies, including European Currency Units (ECU). With respect to the J.P. Morgan Debt Securities as to which this Prospectus is being delivered, the specific designation, aggregate principal amount, maturity, rate and time of payment of any interest, coin or currency or currency units in which principal and interest will be paid, purchase price and any terms for conversion or for mandatory or optional redemption (including any sinking fund) of any J.P. Morgan Debt Securities, the exercise price and terms of any Debt Warrants and any other specific terms of the Securities are set forth in the accompanying Prospectus Supplement ("Prospectus Supplement"). If Series Preferred Stock is offered, the Prospectus Supplement will set forth the specific title, number of shares of Series Preferred Stock and number of Depositary Shares, if any, any dividend, liquidation, redemption, conversion, voting or other rights, the initial public offering price and any other terms of the offering. If Preferred Stock Warrants or Universal Warrants are offered, the Prospectus Supplement will set forth the number offered, a description (if applicable) of the Series of Preferred Stock for which each is exercisable, the exercise price and duration. The Securities, the Series Preferred Stock, the Depositary Shares, the Preferred Stock Warrants and the Universal Warrants are hereinafter collectively known as the "Offered Securities".

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Offered Securities may be offered directly, through agents designated from time to time, through dealers or through one or more managing underwriters, acting alone or with other underwriters. See "Plan of Distribution". Any such agents or dealers, and any underwriters, are set forth in the Prospectus Supplement. If an agent of J.P. Morgan or a dealer or underwriter is involved in the offering of the Offered Securities in connection with which this Prospectus is being delivered, the agent's commission, dealer's purchase price or underwriter's discount will be set forth in, or may be calculated from, the Prospectus Supplement and the net proceeds to J.P. Morgan from such sale will be the purchase price of such Offered Securities less such commission in the case of an agent, the purchase price of such Offered Securities in the case of a dealer, and the public offering price less such discount in the case of an underwriter and less, in each case, the other expenses of J.P. Morgan associated with such issuance and distribution.

The aggregate proceeds to J.P. Morgan from all the Offered Securities sold will be the purchase price of such Offered Securities excluding any agents' commissions, any underwriters' discounts and the other expenses of issuance and distribution. See "Plan of Distribution" for possible indemnification arrangements for agents, dealers and underwriters.

This Prospectus and related Prospectus Supplement may be used by direct or indirect wholly-owned subsidiaries of J.P. Morgan in connection with offers and sales related to secondary market transactions in the Offered Securities. Such subsidiaries may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale.

May 21, 1998

No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus and the Prospectus Supplement in connection with the offering made hereby, and if given or made such information or representation must not be relied upon as having been authorized by J.P. Morgan or by another person.

                             AVAILABLE INFORMATION

J.P. Morgan is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning J.P. Morgan may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Northeast Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048 and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a website that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This website can be accessed at http:/www.sec.gov. Information provided to or filed with the Commission by J.P. Morgan pursuant to the 1934 Act can be located by reference to the Commission file number 1-5885. In addition, reports, proxy statements and other information concerning J.P. Morgan may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

J.P. Morgan hereby incorporates by reference in this Prospectus J.P. Morgan's Annual Report on Form 10-K for the year ended December 31, 1997 (included in its Annual Report to Stockholders), J.P. Morgan's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, and J.P. Morgan's Reports on Form 8-K dated January 15, 1998, February 19, 1998, March 27, 1998, April 14, 1998 and May 5,
1998, heretofore filed pursuant to Section 13 of the 1934 Act.

In addition, all reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein or in the accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

J.P. Morgan will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). Written requests should be directed to the Office of the Secretary, J.P. Morgan & Co. Incorporated, 60 Wall Street, New York, New York 10260-0060. Telephone requests may be directed to (212) 648-3380.

                         J.P. MORGAN & CO. INCORPORATED

J.P. Morgan & Co. Incorporated ("J.P. Morgan"), whose origins date to a merchant banking firm founded in London in 1838, is the holding company for subsidiaries, engaged globally in providing a wide range of financial services to corporations, governments, financial institutions, institutional investors, professional firms, privately held companies, nonprofit organizations, and financially sophisticated individuals. J.P. Morgan activities are summarized as follows:

FINANCE AND ADVISORY

The Finance and Advisory sector encompasses the sophisticated advisory, capital raising, and financing work that J.P. Morgan does for its broad base of clients around the world -- including corporations, financial institutions, governments, municipalities, and individuals. J.P. Morgan's expertise is based on an in-depth knowledge of its clients' needs and of the industries and financial markets in which they operate.

In partnership with clients, J.P. Morgan's advisory professionals analyze the risks and rewards of such strategic alternatives as merger, acquisition, divestiture, privatization, and recapitalization. J.P. Morgan also looks for ways to unlock value when analyzing a client's capital structure. J.P. Morgan's debt and equities underwriting business provides clients with the capability to raise the capital necessary to execute their strategies. High-quality research is an integral part of this business.

J.P. Morgan's credit activities include meeting clients' financing needs by arranging and syndicating loans and other credit facilities. They also include the responsibility for managing the firm's credit risk arising from traditional credit activities as well as J.P. Morgan's derivatives trading activities.

MARKET MAKING

J.P. Morgan's market making activities provide clients with around-the-clock access to global markets. J.P. Morgan makes markets in fixed income, equities, foreign exchange, commodity instruments, and derivatives in both developed and emerging markets. J.P. Morgan also develops customized transactions to assist clients in managing risk and enhancing returns. J.P. Morgan provides research to help clients assess opportunities and track performance. J.P. Morgan takes positions to facilitate client transactions and to benefit from its role as a market maker.

J.P. Morgan's clients include banks, other nonbanks, financial institutions, corporations, governments and their agencies, leveraged funds, pension funds, mutual funds, and individuals.

J.P. Morgan's fixed income activities include acting as a primary dealer in U.S. and foreign government securities; making markets in money market instruments, U.S. government agency securities, corporate debt securities, swaps and other derivatives and helping clients manage their exposure to interest rate and foreign exchange risk.

J.P. Morgan's emerging markets activities include acting as a dealer and market maker in securities and derivatives from non-G-10 countries in Latin America, Eastern Europe, Asia, and Africa. While many of J.P. Morgan's emerging market activities involve fixed income securities, J.P. Morgan deals in many other markets and instruments.

J.P. Morgan's equalities market making activities include acting as both agent and principal to facilitate clients' transactions in exchange-listed and over-the-counter securities. J.P. Morgan also structures equity derivatives for clients.

J.P. Morgan's foreign exchange capabilities include making markets in spot, options, and short-term interest rate products, in order to help clients manage their foreign currency exposures.

J.P. Morgan's commodities activities include advising clients on developing hedging, investment, and commodity-linked financing strategies. J.P. Morgan also provides commodity services which may include the settlement of physical trades in various metal and oil markets and metal borrowing and lending services.

ASSET MANAGEMENT AND SERVICING

J.P. Morgan provides a wide range of investment-related services, including: global asset management for pension plans, governments, endowments, and foundations; integrated financial services for high-net worth individuals; fully bundled services for defined contribution pension plans through American Century Companies; and mutual fund distribution to intermediaries.

J.P. Morgan's global dedicated research capabilities support portfolio management across all asset classes and markets. With the acquisition of O'Connor Realty Advisors, a real estate investment firm, J.P. Morgan has further broadened its expertise and ability to bring a full range of investment options to its clients. This spectrum of capabilities is delivered to institutional and individual investors in both discretionary account and mutual fund form.

In July 1997, J.P. Morgan agreed to purchase a 45% interest in American Century Companies, the fourth largest U.S. no-load direct mutual fund company. With this investment, which was concluded in January 1998, J.P. Morgan has gained scale expertise in technology and operations for distribution and servicing, as well as complementary investment capabilities that broaden its product offerings significantly. J.P. Morgan has formed a business partnership with American Century to pursue jointly the growing retirement plan market, distribution of mutual funds to third parties such as financial advisors, and other opportunities in integrated personal financial services.

J.P. Morgan offers ultra high-net worth clients an advice-based integrated array of financial services that includes tax-advantaged asset structures; a wide range of investment options, including managed portfolios and brokerage; and credit and liquidity services. These capabilities form the foundation for an expansion of services to investors that will be pursued selectively.

J.P. Morgan's futures and options brokerage group provides institutional clients with worldwide access to major exchanges by acting as brokers in executing and clearing contracts. Currently, J.P. Morgan has dealers on 51 exchanges around the world. J.P. Morgan operates, under contract, the Euroclear System, the world's largest clearance and settlement system for internationally traded securities. J.P. Morgan provides credit and deposit services to Euroclear participants. In addition, J.P. Morgan provides certain operational services such as the administration of American depository receipt (ADR) programs.

EQUITY INVESTMENTS

J.P. Morgan invests for its own account on a global basis in private equity and equity-related securities in leveraged and unleveraged acquisitions, privatizations, recapitalizations, rapidly growing companies, expansion financings, turnaround situations, and other special equity situations. These investments are made with the objective of maximizing total return, which is a measure of both long-term appreciation and net recognized gains.

The Equity Investments group works closely with other areas of J.P. Morgan to capture the competitive advantage of J.P. Morgan's global presence and expertise in sourcing, evaluating, managing, and exiting investments. Opportunities often develop through relationships with clients. J.P. Morgan has also managed initial public offerings and high-yield debt issues, arranged credit facilities, and provided mergers and acquisitions advice to portfolio companies at later stages of their development.

PROPRIETARY INVESTING AND TRADING

J.P. Morgan takes market and credit risk positions for our own account using both relative value and directional risk-taking strategies to enhance the value of the firm. J.P. Morgan uses a relative value strategy when they anticipate changes in relationships between markets and classes of instruments (e.g., a change in prices between bonds and swaps) or when they believe certain assets are fundamentally mispriced by the market. J.P. Morgan uses directional strategies in an attempt to profit from its anticipation of how it believes a market will move (e.g., absolute rates or prices will go up or down). Experienced market professionals manage these strategies and use them over many currencies and types of instruments, including fixed income securities, foreign exchange, equity securities, commodity products, and related derivatives.

Positions may be held for long or short periods of time, depending on the strategy and actual market performance. Certain longer-term strategies are considered to be investment activities and tend to utilize government, mortgage-backed, and corporate debt securities.

J.P. Morgan also manages its liquidity and capital profile to ensure it has access to funding at a reasonable cost, even under adverse circumstances, to support all the business activities of the firm. A strong capital position is an integral part of J.P. Morgan's liquidity management because it enables the firm to raise funds as inexpensively as possible in a variety of international markets.

REGULATION

J.P. Morgan is subject to regulation under the Bank Holding Company Act of 1956 (the "Bank Act"). Under the Bank Act, J.P. Morgan is required to file reports with the Board of Governors of the Federal Reserve System (the "Board"). J.P. Morgan is also subject to examination by the Board. The Bank Act prevents J.P. Morgan and its subsidiaries from engaging in activities not related to banking, and limits the amount of securities it can acquire of a company engaging in nonbanking activities. An exception may be made if the Board determines that the company's activities are closely related to banking. Federal law and Board interpretations limit the extent to which J.P Morgan can engage in certain aspects of the securities business. The Glass-Steagall Act prohibits bank affiliates that are members of the Federal Reserve System -- including J.P. Morgan Securities Inc. ("JPMSI"), a "Section 20" subsidiary, -- from being engaged principally in bank-ineligible underwriting and dealing activities (mainly corporate debt and equity securities). This prohibition restricts JPMSI's gross revenues from these activities to a maximum of 25% of total gross revenues.

J.P. Morgan's largest subsidiary, Morgan Guaranty Trust Company of New York ("Morgan Guaranty"), is a member of the Federal Reserve System and a member of the Federal Deposit Insurance Corporation ("FDIC"). Its business is subject to both U.S. federal and state law. It is examined and regulated by U.S. federal and state banking authorities. J.P. Morgan and its nonbank subsidiaries are affiliates of Morgan Guaranty within the meaning of the applicable federal statutes. Morgan Guaranty is subject to restrictions on loans and extensions of credit to J.P. Morgan and certain other affiliates. It is also restricted on some other types of transactions with J.P. Morgan, or involving J.P. Morgan's securities.

Among other wholly owned subsidiaries:

JPMSI is a broker-dealer registered with and subject to regulation by the Securities and Exchange Commission and is a member of the National Association of Securities Dealers, the New York Stock Exchange, and other exchanges.

J.P. Morgan Futures Inc. is subject to regulation by the Commodity Futures Trading Commission, the National Futures Association, and the commodity exchanges and clearinghouses of which it is a member.

J.P. Morgan Investment Management Inc. is registered with the Securities and Exchange Commission as an investment advisor under the Investment Advisers Act of 1940, as amended.

J.P. Morgan subsidiaries conducting business in other countries are also subject to regulations and restrictions imposed by those jurisdictions, including capital requirements.

As used in this Prospectus, unless the context otherwise requires, the term "J.P. Morgan" refers to J.P. Morgan & Co. Incorporated and its consolidated and unconsolidated subsidiaries.

CONSOLIDATED RATIOS

                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

                                         THREE MONTHS           YEAR ENDED DECEMBER 31,
                                            ENDED         ------------------------------------
                                        MARCH 31, 1998    1997    1996    1995    1994    1993
                                        --------------    ----    ----    ----    ----    ----
Excluding Interest on Deposits........       1.17(a)      1.27    1.35    1.35    1.40    1.70(b)
Including Interest on Deposits........       1.12(a)      1.20    1.26    1.24    1.28    1.46(b)

---------------
(a) For the three months ended March 31, 1998, the ratio of earnings to fixed charges, excluding the after tax charge of $129 million ($215 million before tax) related to restructuring of business activities, was 1.23 excluding interest on deposits and 1.17 including interest on deposits.

(b) For the year ended December 31, 1993, the ratio of earnings to fixed charges, including the cumulative effect of a change in the method of accounting for postretirement benefits other than pensions, was 1.64 excluding interest on deposits and 1.43 including interest on deposits.

  CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
                                   DIVIDENDS

                                         THREE MONTHS           YEAR ENDED DECEMBER 31,
                                            ENDED         ------------------------------------
                                        MARCH 31, 1998    1997    1996    1995    1994    1993
                                        --------------    ----    ----    ----    ----    ----
Excluding Interest on Deposits........       1.16(a)      1.26    1.34    1.34    1.39    1.69(b)
Including Interest on Deposits........       1.12(a)      1.20    1.25    1.23    1.27    1.46(b)

---------------
(a) For the three months ended March 31, 1998, the ratio of earnings to combined fixed charges and preferred stock dividends, excluding the after tax charge of $129 million ($215 million before tax) related to restructuring of business activities, was 1.22 excluding interest on deposits and 1.16 including interest on deposits.

(b) For the year ended December 31, 1993, the ratio of earnings to combined fixed charges and preferred stock dividends, including the cumulative effect of a change in the method of accounting for postretirement benefits other than pensions, was 1.63 excluding interest on deposits and 1.42 including interest on deposits.

                                USE OF PROCEEDS

Unless otherwise indicated in the applicable Prospectus Supplement, the net proceeds from the sale of the Offered Securities will be used for general corporate purposes, including investment in equity and debt securities and interest-bearing deposits of subsidiaries. Pending such use, J.P. Morgan may temporarily invest the net proceeds or may use them to reduce short-term indebtedness.

                   DESCRIPTION OF J.P. MORGAN DEBT SECURITIES

The Debt Securities offered hereby will be issuable in one or more series under an Indenture dated as of August 15, 1982 and all indentures supplemental thereto, including the First Supplemental Indenture dated as of May 5, 1986, the Second Supplemental Indenture dated as of February 27, 1996 and the Third Supplemental Indenture dated as of January 30, 1997 (collectively referred to as the "Debt Indenture"), between J.P. Morgan and U.S. Bank Trust National Association (formerly First Trust of New York, National Association), successor to Chemical Bank (formerly Manufacturers Hanover Trust Company), as Trustee (the "Debt Trustee"). The Subordinated Debt Securities offered hereby will be issuable in one or more series under an Indenture dated as of March 1, 1993, and any indentures supplemental thereto, (the "Subordinated Indenture"), between J.P. Morgan and U.S. Bank Trust National Association (formerly First Trust of New York, National Association), successor to Citibank, N.A., as Trustee (the "Subordinated Trustee"). The Debt Indenture and the Subordinated Indenture are sometimes referred to collectively as the "Indentures" and the Debt Trustee and the Subordinated Trustee are sometimes referred to collectively as the "Trustees." The following statements are subject to the detailed provisions of the Indentures, copies of which are filed as exhibits to the Registration Statement, and to the provisions of the Trust Indenture Act of 1939, as amended. Wherever references are made to particular provisions of the Indentures, such provisions are incorporated by reference as a part of the statements made and such statements are qualified in their entirety by such reference. Certain capitalized terms used herein are defined in the Indentures. References in italics are to sections or articles of the Indentures.

GENERAL

Each Indenture does not limit the amount of J.P. Morgan Debt Securities that may be issued thereunder and provides that J.P. Morgan Debt Securities may be issued in series thereunder up to the aggregate principal amount that may be authorized from time to time by J.P. Morgan. Reference is made to the Prospectus Supplement for the following terms of each series of J.P. Morgan Debt Securities in respect of which this Prospectus is being delivered: (1) whether the J.P Morgan Debt Securities are Debt Securities or Subordinated Debt Securities; (2) the designation, aggregate principal amount and authorized denominations of such J.P. Morgan Debt Securities; (3) the purchase price of such J.P. Morgan Debt Securities (expressed as a percentage of the principal amount thereof); (4) the date on which such J.P. Morgan Debt Securities will mature; (5) the rate or rates per annum at which such J.P. Morgan Debt Securities will bear interest, if any, or the method by which such interest will be determined ; (6) the coin or currency or units based on or relating to currency units (including ECU) for which J.P. Morgan Debt Securities may be purchased and in which payment of principal and interest will be made; (7) the dates on which such interest, if any, will be payable; (8) the terms of any mandatory or optional redemption (including any sinking fund); (9) the currencies, currency units, composite currencies, commodity prices, financial or non-financial indices, securities, baskets of securities, indices, baskets of indices, interest rates, swap rates, baskets of swap rates or factors, if any, to which the principal, premium (if any) or interest of the J.P. Morgan Debt Securities will be indexed; (10) the terms, if any, on which the J.P. Morgan Debt Securities may be converted or exchanged into securities of any entity unaffiliated with J.P. Morgan, a basket of securities, an index or indices of securities, a basket of indices, a combination of the above, or the value thereof, or with payments linked to the value thereof; (11) whether the J.P. Morgan Debt Securities will be issued in fully registered form without coupons attached or in bearer form with coupons;
(12) the restrictions, if any, applicable to the exchange of J.P. Morgan Debt Securities of one form for another and to the offer, sale and delivery of the J.P. Morgan Debt Securities; (13) whether and under what circumstances J.P. Morgan will pay additional amounts on J.P. Morgan Debt Securities in the event of certain developments with respect to United States withholding tax or information reporting laws; (14) whether J.P. Morgan may redeem the J.P. Morgan Debt Securities in the event of such developments; and (15) any other specific terms. If a Prospectus Supplement specifies that J.P. Morgan Debt Securities are denominated in a currency other than U.S. dollars or in a currency unit, such Prospectus Supplement shall also specify the coin or currency or currency unit in which the principal, premium, if any, and interest, if any, on such J.P. Morgan Debt Securities will be payable, which may be U.S. dollars based upon the exchange rate for such other currency or currency unit existing on or about the time a payment is due. Unless otherwise specified, principal and interest, and additional amounts, if any, will be payable at the office of First Trust of New York, National Association in New York City, provided that payment of interest on any J.P. Morgan Debt Securities in registered form may be made at the option of J.P. Morgan by check mailed to the registered holders.

Some of the J.P. Morgan Debt Securities may be issued as original issue discount J.P. Morgan Debt Securities (bearing no interest or interest at a rate which at the time of issuance is below market rates), to be sold at a substantial discount below their stated principal amount. Federal income tax, accounting and other special considerations applicable to any such original issue discount J.P. Morgan Debt Securities will be described in the Prospectus Supplement relating thereto.

J.P. Morgan Debt Securities may be presented for exchange, and registered J.P. Morgan Debt Securities may be presented for transfer, in the manner, at the places and subject to the restrictions set forth in the applicable Indenture, the J.P. Morgan Debt Securities and the Prospectus Supplement. J.P. Morgan Debt Securities in bearer form and the coupons, if any, appertaining thereto will be transferable by delivery. No service charge will be made for any exchange of the J.P. Morgan Debt Securities or transfer of J.P. Morgan Debt Securities in registered form, but J.P. Morgan may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Sections 2.8 of the Indentures.)

The Indentures and Debt Securities will not contain any provision that would require J.P. Morgan to repurchase or redeem or otherwise modify the terms of the Debt Securities upon a change in control or other events involving J.P. Morgan that may adversely affect the credit quality of J.P. Morgan.

SUBORDINATED DEBT SECURITIES

  Subordination

The Subordinated Debt Securities will be unsecured and will be subordinate in right of payment to all Senior Indebtedness (as defined below) of J.P. Morgan and, in certain circumstances relating to the bankruptcy or insolvency of J.P. Morgan, the Derivative Obligations (as defined below), whether outstanding as of this date or hereafter incurred. In addition, since J.P. Morgan is a holding company, the right of J.P. Morgan to participate as a shareholder in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise (and thus the ability of holders of the Subordinated Debt Securities to benefit as creditors of J.P. Morgan from such distribution) is subject to the prior claims of creditors of any such subsidiary. J.P. Morgan and its subsidiaries are subject to claims by creditors for long-term and short-term debt obligations, including substantial obligations for federal funds purchased and securities sold under repurchase agreements, as well as deposit liabilities. There are also various legal limitations on the extent to which subsidiaries of J.P. Morgan may pay dividends or otherwise supply funds to J.P. Morgan.

The Subordinated Debt Securities will be subordinate in right of payment as provided in the Indenture to all Senior Indebtedness of J.P. Morgan. In certain events of bankruptcy or insolvency of J.P. Morgan, the Subordinated Debt Securities will also be subordinate in right of payment to the extent set forth in the Subordinated Indenture to the prior payment in full of Derivative Obligations (as defined below). No payment pursuant to the Subordinated Debt Securities may be made and no holder of the Subordinated Debt Securities or any coupon appertaining thereto shall be entitled to demand or receive any such payment (i) unless all amounts of principal, premium, if any, and interest then due on all Senior Indebtedness of J.P. Morgan shall have been paid in full or duly provided for or (ii) if, at the time of such payment or immediately after giving effect thereto, there shall exist with respect to any given Senior Indebtedness of J.P. Morgan any event of default permitting the holders thereof to accelerate the maturity thereof or any event which, with notice or lapse of time, or both, will become such an event of default. (Section 10.2 of the Subordinated Indenture.)

Upon any distribution of the assets of J.P. Morgan upon dissolution, winding up, liquidation or reorganization, (i) the holders of Senior Indebtedness of J.P. Morgan will be entitled to receive payment in full of principal, premium, if any, and interest before any payment may be made on the Subordinated Debt Securities and (ii) if, after giving effect to the operation of clause (i) above, amounts remain available for payment or distribution in respect of the Subordinated Debt Securities (any such remaining amount being defined as the "Excess Proceeds") and creditors in respect of Derivative Obligations have not received payment in full of amounts due or to become due thereon, then such Excess Proceeds shall first be applied to pay or provide for the payment in full of all such Derivative Obligations before any payment may be made on the Subordinated Debt Securities. (Sections 10.3 and 10.12 of the Subordinated Indenture.) By reason of such subordination, in the event of a bankruptcy or insolvency of J.P. Morgan, holders of Senior Indebtedness and Derivative Obligations of J.P. Morgan may receive more, ratably, and holders of the Subordinated Debt Securities or coupons appertaining thereto may receive less, ratably, than the other creditors of J.P. Morgan. No series of subordinated debt is subordinated to any other series of subordinated debt. However, by reason of the obligation of the holders of the Subordinated Debt Securities to pay over any Excess Proceeds to creditors in respect of Derivative Obligations, in the event of a bankruptcy or insolvency of J.P. Morgan, the holders of the Subordinated Debt Securities may receive less, ratably, than holders of Antecedent Subordinated Indebtedness (as defined below). Such subordination will not prevent the occurrence of any Event of Default in respect of the Subordinated Debt Securities. The Subordinated Indenture does not limit the amount of Senior Indebtedness J.P. Morgan may incur.

Senior Indebtedness of J.P. Morgan is defined as the principal of, premium, if any, and interest on (a) all indebtedness of J.P. Morgan for money borrowed, whether outstanding on the date hereof or thereafter created, assumed or incurred, except for (1) indebtedness issued under the Subordinated Indenture;
(2) Antecedent Subordinated Indebtedness of J.P. Morgan; and (3) such indebtedness as is by its terms expressly stated to be junior in right of payment to the Subordinated Notes or to rank pari passu with the Subordinated Debt Securities, including, without limitation, the junior subordinated obligations in respect of capital securities, and (b) any deferrals, renewals or extensions of any such Senior Indebtedness. The term "Indebtedness of J.P. Morgan for money borrowed" as used in the foregoing sentence shall mean any obligation of, or any obligation guaranteed by, J.P. Morgan for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, and any deferred obligation for the payment of the purchase price of property or assets. The Subordinated Debt Securities shall rank pari passu with the Subordinated Notes issued under the Subordinated Indenture, although, as noted in the immediately preceding paragraph, the Subordinated Debt Securities, as opposed to the Antecedent Subordinated Indebtedness, will be subordinated in the event of a bankruptcy or insolvency of J.P. Morgan to Derivative Obligations. The term "pari passu" as used herein shall mean ranking equally in right of payment in the event of J.P. Morgan's bankruptcy. (Section
1.1 of the Subordinated Indenture.)

Derivative Obligations of J.P. Morgan are defined in the Subordinated Indenture as obligations of J.P. Morgan to make payments on claims in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements; provided, however, that Derivative Obligations do not include claims in respect of Senior Indebtedness or obligations which, by their terms, are expressly stated not to be superior in right of payment to the Subordinated Debt Securities or to rank pari passu with the Subordinated Debt Securities. For purposes of this definition, "claim" has the meaning assigned thereto in Section 101(4) of the United States Bankruptcy Code of 1978, as amended and in effect on the date of the Subordinated Indenture. (Section 1.1 of the Subordinated Indenture.)

Antecedent Subordinated Indebtedness of J.P. Morgan is defined in the Subordinated Indenture as all indebtedness and other obligations outstanding on the date of the Subordinated Indenture and enumerated in clauses (a)(i) through
(a)(ix) of the definition of "Senior Indebtedness". (Section 1.1 of the Subordinated Indenture.)

  Limited Right of Acceleration

Unless otherwise specified in the Prospectus Supplement relating to any series of Subordinated Debt Securities, payment of principal of the Subordinated Debt Securities may be accelerated only in the case of the bankruptcy or reorganization of J.P. Morgan. There is no right of acceleration in the case of a default in the payment of principal of, premium, if any, or interest on the Subordinated Debt Securities or the performance of any other covenant of J.P. Morgan contained in the Indenture. In the event of a default in the payment of principal of, premium, if any, or interest, or the performance of any other covenant in the Subordinated Debt Securities or the Indenture, the Trustee may, subject to certain limitations and conditions, seek to enforce payment of such principal, premium, or interest or the performance of such covenant. (Sections
5.2 and 5.4 of the Subordinated Indenture.)

SENIOR DEBT SECURITIES

The Debt Securities will be unsecured and will rank on a parity with all other unsecured and unsubordinated indebtedness of J.P. Morgan. Since J.P. Morgan is a holding company, however, the right of J.P. Morgan to participate as a shareholder in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise (and thus the ability of holders of the Debt Securities to benefit as creditors of J.P. Morgan from such distribution) is subject to the prior claims of creditors of any such subsidiary. J.P. Morgan and its subsidiaries are subject to claims by creditors for long-term and short-term debt obligations, including substantial obligations for federal funds purchased and securities sold under repurchase agreements, as well as deposit liabilities. There are also various legal limitations on the extent to which subsidiaries of J.P. Morgan may pay dividends or otherwise supply funds to J.P. Morgan.

EVENTS OF DEFAULT, WAIVER, NOTICE, J.P. MORGAN DEBT SECURITIES IN FOREIGN CURRENCIES

As to any series of J.P. Morgan Debt Securities, an Event of Default is defined in the Indentures as (a) default for 30 days in payment of any interest on the J.P. Morgan Debt Securities of such series; (b) default in payment of principal of or premium, if any, on the J.P. Morgan Debt Securities of such series when due either at maturity, upon redemption, by declaration or otherwise; (c) default in the payment of a sinking fund installment, if any, on the J.P. Morgan Debt Securities of such series; (d) default by J.P. Morgan in the performance of any other covenant or warranty contained in the respective Indenture for the benefit of such series which shall not have been remedied for a period of 90 days after notice given as specified in the Indenture; and (e) certain events of bankruptcy or reorganization of J.P. Morgan. (Sections 5.1 of the Indentures.) An Event of Default with respect to a particular series of J.P. Morgan Debt Securities issued under the respective Indenture does not necessarily constitute an Event of Default with respect to any other series of J.P. Morgan Debt Securities issued thereunder. Each Indenture provides that the Trustee may withhold notice to the holders of the respective J.P. Morgan Debt Securities of any series of any default (except in payment of principal of or interest or premium, if any, on such J.P. Morgan Debt Securities or in the making of any sinking fund payment with respect to such J.P. Morgan Debt Securities) if the Trustee considers it in the interest of the holders of J.P. Morgan Debt Securities of such series to so do. (Sections 5.11 of the Indentures.)

The Subordinated Indenture provides that if an Event of Default described in clause (e) above shall have occurred and be continuing, either the Subordinated Trustee or the holders of at least 25% in principal amount of all Subordinated Debt Securities then outstanding (voting as one class) may declare the principal (or, in the case of original issue discount Subordinated Debt Securities, the portion thereof specified in the terms thereof) of all Subordinated Debt Securities then outstanding and the interest accrued thereon, if any, to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults (except for defaults in the payment of principal of or premium, or interest, if any, on such Subordinated Debt Securities) may be waived by the holders of a majority in principal amount of the Subordinated Debt Securities of all series then outstanding. (Sections 5.1 and 5.10 of the Subordinated Indenture.)

The Debt Indenture provides that (1) if an Event of Default described in clause
(a), (b), (c) or (d) above (if the Event of Default comes under clause (d) is with respect to less than all series of Debt Securities then outstanding) shall have occurred and be continuing with respect to one or more series, either the Trustee or the holders of at least 25% in principal amount of the Debt Securities of such series then outstanding (each such series voting as a separate class in the case of an Event of Default under clause (a), (b) or (c) and all such series voting as one class in the case of an Event of Default under clause (d)) may declare the principal (or, in the case of original issue discount Debt Securities, the portion thereof specified in the terms thereof) of all outstanding Debt Securities of such series and the interest accrued thereon, if any, to be due and payable immediately and (2) if an Event of Default described in clause (d) or (e) above (if the Event of Default under clause (d) is with respect to all series of Debt Securities then outstanding) shall have occurred and be continuing, either the Debt Trustee or the holders of at least 25% in principal amount of all Debt Securities then outstanding (voting as one class) may declare the principal (or, in the case of original issue discount Debt Securities, the portion thereof specified in the terms thereof) of all Debt Securities then outstanding and the interest accrued thereon, if any, to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults (except for defaults in the payment of principal of, or premium or interest, if any, on such Debt Securities) may be waived by the holders of a majority in principal amount of the Debt Securities of such series (or of all series as the case may be) then outstanding. (Sections 5.1 and 5.10 of the Debt Indenture.)

The holders of a majority in principal amount of the outstanding J.P. Morgan Debt Securities of each series affected (with each series voting as a separate class) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the applicable Indenture, subject to certain limitations specified in the applicable Indenture, provided that the holders of J.P. Morgan Debt Securities shall have offered to the Trustee reasonable indemnity against expenses and liabilities. (Sections 5.9 and 6.2(d) of the Indentures.) The Indentures require the annual delivery by J.P. Morgan to the Trustee of a written statement as to the absence of certain defaults under the applicable Indenture. (Sections 3.5 of the Indentures.) Whenever either Indenture provides for an action by, or the determination of any of the rights of, or any distribution to, holders of J.P. Morgan Debt Securities, in the absence of any provision to the contrary in the form of J.P. Morgan Debt Security, any amount in respect of any J.P. Morgan Debt Security denominated in a currency other than U.S. dollars or in any currency unit shall be treated as that amount of U.S. dollars that could be obtained for such amount on such reasonable basis of exchange and as of such date as J.P. Morgan specifies to the Trustee or in the absence of such notice, as the Trustee may determine. (Section 12.11 of the Subordinated Indenture and Section 11.11 of the Debt Indenture.)

MODIFICATION OF THE INDENTURES; WAIVER OF COMPLIANCE

Each Indenture contains provisions permitting J.P. Morgan and the Trustee, with the consent of the holders of not less than a majority in principal amount of the respective J.P. Morgan Debt Securities of all series affected by such modification or waiver at the time outstanding (voting as one class), to modify the Indenture or any supplemental indenture or the rights of the holders of the respective J.P. Morgan Debt Securities, or waive compliance by J.P. Morgan with any of its obligations thereunder, provided that no such modification or waiver shall (i) extend the final maturity of any respective J.P. Morgan Debt Security, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or change the currency or currency unit of payment thereof, or change the method in which amounts of payments of principal or interest thereon are determined, or reduce the portion of the principal amount of an original issue discount J.P. Morgan Debt Security due and payable upon acceleration of the maturity thereof or the portion of the principal amount thereof provable in bankruptcy, or reduce any amount payable upon redemption of any J.P. Morgan Debt Security, or impair or affect the right of a holder to institute suit for the payment thereof or, if the J.P. Morgan Debt Securities provide therefor, any right of repayment at the option of the holder of a J.P. Morgan Debt Security, without the consent of the holder of each respective J.P. Morgan Debt Security so affected or (ii) reduce the aforesaid percentage of J.P. Morgan Debt Securities of any series, the consent of the holders of which is required for any such modification, without the consent of the holder of each J.P. Morgan Debt Security so affected. (Section 8.2 and 8.6 of the Indentures.)

The Indentures also permit J.P. Morgan and the Trustee to amend such Indenture in certain circumstances without the consent of the holders of J.P. Morgan Debt Securities to evidence the merger of J.P. Morgan, the replacement of the Trustee, to effect modifications which do not affect any series of J.P. Morgan Debt Security already outstanding, and for certain other purposes. (Sections 8.1 of the Indentures.)

CONSOLIDATIONS, MERGERS AND SALES OF ASSETS

J.P. Morgan may not merge or consolidate with any other corporation or sell or convey all or substantially all of its assets to any Person, unless either J.P. Morgan shall be the continuing corporation or the successor corporation shall be a corporation organized under the laws of the United States or any state thereof and shall expressly assume the payment of the principal of and interest on the J.P. Morgan Debt Securities and the performance and observance of all the covenants and conditions of the Indenture binding upon J.P. Morgan, and J.P. Morgan or such successor corporation shall not, immediately after such merger or consolidation, or such sale or conveyance, be in default in the performance of any such covenant or condition. (Articles Nine of the Indentures.)

CONCERNING THE TRUSTEE, PAYING AGENT, REGISTRAR AND TRANSFER AGENT

J.P. Morgan and its subsidiaries have normal banking relationships with the Trustee, U.S. Bank Trust National Association. U.S. Bank Trust National Association, 100 Wall Street, Suite 1600, New York, New York 10005, will also be the paying agent, registrar and transfer agent for any series of J.P. Morgan Debt Securities.

GLOBAL J.P. MORGAN DEBT SECURITIES

Any series of J.P. Morgan Debt Securities may be issued in the form of one or more global certificates (the "Global Debt Security") registered in the name of a depository or a nominee of a depository (the "Depository"). Unless otherwise specified in an applicable Prospectus Supplement, the Depository will be the Depository Trust Company ("DTC"). The Corporation has been informed by DTC that its nominee will be CEDE & CO. ("CEDE"). Accordingly, CEDE is expected to be the initial registered holder of any series of J.P. Morgan Debt Securities. No person acquiring an interest in such series of J.P. Morgan Debt Securities (a "Holder") will be entitled to receive a certificate representing such person's interest in the J.P. Morgan Debt Securities except as set forth herein. Unless and until definitive J.P. Morgan Debt Securities are issued under the limited circumstances described herein, all references to actions by Holders shall refer to actions taken by DTC upon instructions from its Participants (as defined below), and all references herein to payments and notices to Holders shall refer to payments and notices to DTC or CEDE, as the registered holder of the Debt Securities, as the case may be, for distribution to Holders in accordance with the DTC procedures.

DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to Section 17A of the 1934 Act. DTC was created to hold securities for its participating organizations ("Participants") and to facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include certain other organizations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

Holders that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, J.P. Morgan Debt Securities may do so only through Participants and Indirect Participants. Under a book-entry format, Holders may experience some delay in their receipt of payments, since such payments will be forwarded by the agent designated by J.P. Morgan to CEDE, as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or Holders. It is anticipated that CEDE, as nominee of DTC, will be the registered holder of all of the J.P. Morgan Debt Securities. Holders will not be recognized by either of the Trustees as registered holders of the J.P. Morgan Debt Securities entitled to the benefits of the relevant Indenture. Holders that are not Participants will be permitted to exercise their rights as such only indirectly through Participants.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the "Rules"), DTC will be required to make book-entry transfers of J.P. Morgan Debt Securities among Participants and to receive and transmit payments to Participants. Participants and Indirect Participants with which Holders have accounts with respect to the J.P. Morgan Debt Securities similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Holders.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants, and on behalf of certain banks, trust companies and other persons approved by it, the ability of a Holder to pledge J.P. Morgan Debt Securities to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such J.P. Morgan Debt Securities, may be limited due to the absence of physical certificates for such J.P. Morgan Debt Securities.

DTC has advised J.P. Morgan that it will take any action permitted to be taken by a Holder under the relevant Indenture only at the direction of one or more Participants to whose accounts with DTC the J.P. Morgan Debt Securities are credited. The Global Debt Security shall be exchangeable for J.P. Morgan Debt Securities registered in the names of persons other than DTC or its nominee only if (i) DTC notifies J.P. Morgan that it is unwilling or unable to continue as depository for such Global Debt Security or if at any time DTC ceases to be a clearing agency registered under the 1934 Act at a time when DTC is required to be so registered to act as such depository or (ii) J.P. Morgan executes and delivers to the Trustee a Company Order that such Global Debt Security shall be so exchangeable. Any Global Debt Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for J.P. Morgan Debt Securities registered in such names as DTC shall direct. Upon the occurrence of any event described in the immediately preceding paragraph, DTC is generally required to notify all Participants of the availability through DTC of definitive J.P. Morgan Debt Securities. Upon surrender by DTC of the Global Debt Security representing the J.P. Morgan Debt Securities and instructions for registration, the Trustee will reissue the J.P. Morgan Debt Securities as definitive J.P. Morgan Debt Securities, and thereafter the Trustee will recognize the holders of such definitive J.P. Morgan Debt Securities as registered holders of J.P. Morgan Debt Securities entitled to the benefits of the applicable Indenture.

The Global Debt Security may not be transferred except as a whole by DTC with respect to such Global Debt Security to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or to a successor Depository appointed by the Corporation. DTC may not sell, assign, transfer or otherwise convey any beneficial interest in a Global Debt Security evidencing all or part of the J.P. Morgan Debt Securities unless such beneficial interest is an amount equal to an authorized denomination for the J.P. Morgan Debt Securities.

GOVERNING LAW AND JUDGMENTS

The Securities will be governed by and construed in accordance with the laws of the State of New York. In the event action based on Securities denominated in a Specified Currency other than U.S. dollars were commenced in a court in the United States, it is likely that such court would grant judgment relating to the Securities only in U.S. Dollars. If an action based on Securities denominated in a Specified Currency other than U.S. dollars were commenced in a New York court, however, such court should render or enter a judgment or decree in the Specified Currency. Such judgment should then be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment or decree.

                          DESCRIPTION OF DEBT WARRANTS

J.P. Morgan may issue Debt Warrants for the purchase of J.P. Morgan Debt Securities. The Debt Warrants are to be issued under warrant agreements (each a "Debt Warrant Agreement") to be entered into between J.P. Morgan and Morgan Guaranty, as warrant agent (the "Debt Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular issue of Debt Warrants (the "Offered Debt Warrants"). A copy of the Debt Warrant Agreement, including the form of warrant certificate (the "Debt Warrant Certificate") representing the Debt Warrants, substantially in the form in which it will be executed, is filed as an exhibit to the Registration Statement. Brief summaries of the principal provisions of the Debt Warrant Agreement and the Debt Warrant Certificates do not purport to be complete.

GENERAL

If Debt Warrants are offered, the Prospectus Supplement will describe the terms of the Offered Debt Warrants, the Debt Warrant Agreement relating to the Offered Debt Warrants and the Debt Warrant Certificates representing the Offered Debt Warrants, including the following: (1) the designation, aggregate principal amount and terms of the J.P. Morgan Debt Securities purchasable upon exercise of the Offered Debt Warrants; (2) if applicable, the designation and terms of any related J.P. Morgan Debt Securities with which the Offered Debt Warrants are issued and the number of Offered Debt Warrants issued with each such J.P. Morgan Debt Security; (3) if the J.P. Morgan Debt Securities purchasable upon exercise of Offered Debt Warrants are denominated in a currency other than U.S. dollars or in any currency unit, the denomination of such J.P. Morgan Debt Securities and the coin or currency or units based on or relating to currencies (including
ECU) in which the principal, premium, if any, and interest on such J.P. Morgan Debt Securities will be payable, which may be U.S. dollars based upon the exchange rate for such other currency or currency unit existing on or about the time a payment is due; (4) if applicable, the date on and after which the Offered Debt Warrants and the related J.P. Morgan Debt Securities will be separately transferable; (5) the principal amount of J.P. Morgan Debt Securities purchasable upon exercise of the Offered Debt Warrants and the price at which and coin or currency or units based on or relating to currencies (including ECU) in which such principal amount of J.P. Morgan Debt Securities may be purchased upon such exercise; (6) the date on which the right to exercise the Offered Debt Warrants shall commence and the date (the "Expiration Date") on which such right shall expire; (7) if the J.P. Morgan Debt Securities purchasable upon exercise of Offered Debt Warrants are original issue discount J.P. Morgan Debt Securities, a discussion of the specific Federal income tax, accounting and other special considerations applicable thereto; and (8) whether the Debt Warrants represented by the Debt Warrant Certificates will be issued in registered or bearer form.

Debt Warrant Certificates will be exchangeable for new Debt Warrant Certificates of different denominations, may, if in registered form, be presented for registration and transfer, and may be exercised at the corporate trust office of the Debt Warrant Agent or any other office indicated in the Prospectus Supplement. Prior to the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights of holders of the J.P. Morgan Debt Securities purchasable upon such exercise and will not be entitled to payments of principal of, premium, if any, or interest, if any, on the J.P. Morgan Debt Securities purchasable upon such exercise.

EXERCISE OF DEBT WARRANTS

Each Offered Debt Warrant will entitle the holder to purchase for cash such principal amount of J.P. Morgan Debt Securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Offered Debt Warrants. Offered Debt Warrants may be exercised at any time up to the close of business on the Expiration Date set forth in the Prospectus Supplement relating to the Offered Debt Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by J.P. Morgan), unexercised Debt Warrants will become void.

Subject to any restrictions and additional requirements that may be set forth in the Prospectus Supplement relating thereto, Debt Warrants may be exercised by delivery to the Debt Warrant Agent of the Debt Warrant Certificate evidencing such Debt Warrants properly completed and duly executed and of payment as provided in the Prospectus Supplement of the amount required to purchase the J.P. Morgan Debt Securities purchasable upon such exercise. The exercise price will be that price applicable on the date of receipt of payment in full of the requisite amount of funds, determined as set forth in the Prospectus Supplement relating to the Offered Debt Warrants. Upon receipt of such payment and such Debt Warrant Certificate at the corporate trust office of the Debt Warrant Agent or any other office indicated in the Prospectus Supplement, J.P. Morgan will, as soon as practicable, forward the J.P. Morgan Debt Securities purchasable upon such exercise. If less than all of the Debt Warrants represented by such Debt Warrant Certificate are exercised, a new Debt Warrant Certificate will be issued for the remaining Debt Warrants.

                     DESCRIPTION OF SERIES PREFERRED STOCK

J.P. Morgan is authorized to issue up to 10,000,000 shares of preferred stock without par value (the "Preferred Stock"), which may be issued from time to time in one or more series with such terms as are determined by resolution of the Board of Directors. All shares of Series Preferred Stock, irrespective of series, constitute one and the same class. See "Description of Capital Stock." The following description of the terms of the Series Preferred Stock sets forth certain general terms and provisions of the Series Preferred Stock to which any Prospectus Supplement may relate. Certain terms of any series of Series Preferred Stock offered by any Prospectus Supplement will be described in the Prospectus Supplement relating to such series of Series Preferred Stock. If so indicated in the Prospectus Supplement, the terms of any such series may differ from the terms set forth below.

The Board of Directors is authorized to establish and designate series and to fix the number of shares and the relative rights, preferences and limitations of the respective series of the Series Preferred Stock. The terms of a particular series of Series Preferred Stock may differ, among other things, in (1) the number of shares to constitute such series, (2) the dividend rate (or the method of calculation) on the shares of such series, and whether such dividends are cumulative, (3) whether or not the shares of the series shall be redeemable and the terms thereof, (4) the terms and amount of any sinking fund provided for the purchase or redemption of the series, (5) whether or not the shares of the series shall be convertible into, or exchangeable for, cash or shares of any other series of Series Preferred Stock or other securities of J.P. Morgan and the terms thereof, (6) the amount per share payable on the shares of the series in case of liquidation, dissolution or winding up of J.P. Morgan, (7) the terms of voting rights, if any, of shares of the series, (8) whether there are restrictions or conditions upon the issue or reissue of any additional preferred stock ranking on a parity with or prior to such series as to dividends or upon liquidation, dissolution or winding up, and (9) the other rights and privileges and any qualifications, limitations or restrictions of such rights or privileges of such series. Unless otherwise specifically set forth in the Prospectus Supplement relating to a series of Series Preferred Stock, all series of Series Preferred Stock shall be of equal rank, preference and priority as to dividends and upon liquidation, dissolution or winding up of J.P. Morgan; when the stated dividends are not paid in full, the shares of all series of the Series Preferred Stock shall share ratably in any payment thereof, and upon liquidation, dissolution or winding up of J.P. Morgan, if assets are insufficient to pay in full all shares of all series of Series Preferred Stock, then such assets shall be distributed among the holders ratably.

As described under "Depositary Shares" below, J.P. Morgan may, at its option, elect to offer depositary shares evidenced by depositary receipts, each representing a fraction (to be specified in the Prospectus Supplement relating to the particular series of Series Preferred Stock) of a share of the particular series of Series Preferred Stock issued and deposited with a depositary, in lieu of offering full shares of such series of the Series Preferred Stock.

Since J.P. Morgan is a holding company, the right of J.P. Morgan, and hence the right of creditors and stockholders of J.P. Morgan, to participate in any distribution of assets of any subsidiary, upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of J.P. Morgan itself as a creditor of the subsidiary may be recognized.

The brief description of the principal provisions of the Series Preferred Stock set forth below does not purport to be complete.

DIVIDEND RIGHTS

The holders of the Series Preferred Stock shall be entitled to receive, but only when and as declared by the Board of Directors out of funds legally available for that purpose, cash dividends at the rates and on the dates set forth in the Prospectus Supplement relating to a particular series of Series Preferred Stock, and no more, payable quarterly (each, a "Dividend Payment Date"), unless otherwise specified in the Prospectus Supplement relating to a series of Series Preferred Stock. Such rate may be fixed or variable. Each such dividend will be payable to the holders of record as they appear on the stock books of J.P. Morgan (or, if applicable, the records of the Depositary referred to below under "Depositary Shares") on such record dates as will be fixed by the Board of Directors of J.P. Morgan or a duly authorized committee thereof. Dividends payable on the Series Preferred Stock for any period less than a full quarter will be computed on the basis of the actual number of days elapsed over a 360 day year and for a period of a full calendar quarter, will be computed on the basis of a 360 day year consisting of twelve 30 day months. Unless otherwise specified in the Prospectus Supplement relating to a series of Series Preferred Stock, such dividends shall be payable from, and shall be cumulative from, the date of original issue of each share, so that if in any quarterly dividend period (being the period between such dividend payment dates) dividends at the rate or rates as described in the Prospectus Supplement relating to such series of Series Preferred Stock shall not have been declared and paid or set apart for payment on all outstanding shares of Series Preferred Stock for such quarterly dividend period and all preceding quarterly dividend periods from and after the first day from which dividends are cumulative then the aggregate deficiency shall be declared and fully paid or set apart for payment, but without interest, before any dividends shall be declared or paid or set apart for payment on the Common Stock by J.P. Morgan. The cutting-off of dividends on Common Stock until the arrearages have been paid or provided for, as outlined above, and such rights, if any, to vote for the election of directors as may be set forth in the Prospectus Supplement relating to a series of Series Preferred Stock, shall be the only consequences of the failure to declare or pay dividends on the Series Preferred Stock. After payment in full of all dividend arrearages on the Series Preferred Stock, dividends on the Common Stock may be declared and paid out of funds legally available for that purpose as the Board of Directors may determine.

Each series of the Series Preferred Stock will be entitled to dividends as described in the Prospectus Supplement relating to such series. Different series of the Series Preferred Stock may be entitled to dividends at different dividend rates or based upon different methods of determination.

OPTIONAL REDEMPTION

J.P. Morgan may, at its option, at any time or from time to time on not less than 30 and not more than 60 days' notice, redeem one or more series of the Series Preferred Stock, in whole or in part, at the redemption prices and on the dates set forth in the Prospectus Supplement for the related series of Series Preferred Stock.

Any optional redemption by J.P. Morgan shall be with the approval of the appropriate bank regulatory authorities unless at the time such approval is not required. At the date of this Prospectus approval by the Federal Reserve Board is required.

If less than all the outstanding shares of a series of the Series Preferred Stock are to be redeemed, the selection of the shares to be redeemed shall be determined by lot or pro rata as may be determined by the Board of Directors of J.P. Morgan or by any other method which may be determined by the Board of Directors to be equitable. From and after the redemption date (unless default shall be made by J.P. Morgan in providing for the payment of the redemption price), dividends shall cease to accrue on the shares of such Series Preferred Stock called for redemption and all rights of the holders thereof (except the right to receive the redemption price) shall cease.

At the option of J.P. Morgan, shares of Series Preferred Stock redeemed or otherwise acquired may be restored to the status of authorized but unissued shares of Series Preferred Stock.

CONVERSION OR EXCHANGE

The holders of the Series Preferred Stock will have such rights, if any, to convert such shares into or to exchange such shares for, cash or shares of any other series of Series Preferred Stock or other securities of J.P. Morgan, as may be set forth in the Prospectus Supplement relating to a series of Series Preferred Stock.

VOTING RIGHTS

Except as indicated below or in the Prospectus Supplement relating to a particular series of Series Preferred Stock, or except as expressly required by applicable law, the holders of the Series Preferred Stock will not be entitled to vote. In the event that J.P. Morgan issues full shares of any series of Series Preferred Stock, each such share will be generally entitled to one vote on matters on which holders of such series of the Series Preferred Stock are entitled to vote, irrespective of such series' aggregate stated value, liquidation preference or initial offering price. However, as more fully described under "Depositary Shares" below, if J.P. Morgan elects to issue Depositary Shares representing a fraction of a share of a series of Series Preferred Stock, each such Depositary Share will, in effect, be entitled to such fraction of a vote as shall be set forth in the Prospectus Supplement relating to such series rather than one vote, per Depositary Share.

If at the time of any annual meeting of stockholders for the election of directors, the equivalent of six quarterly dividends (whether or not consecutive) payable by J.P. Morgan on any series of Series Preferred Stock are in default, the number of directors of J.P. Morgan will be increased by two and the holders of record of all outstanding series of Series Preferred Stock upon which like voting rights have been conferred, voting as a single class without regard to series, will be entitled to vote for the election of such additional two directors until all dividends in default have been paid or declared and set apart for payment.

So long as any shares of Series Preferred Stock remain outstanding (except as may be otherwise specified in the Certificate of Designation creating such Series Preferred Stock), J.P. Morgan shall not, without the affirmative vote or consent of the holders of at least two-thirds of the votes of the Series Preferred Stock at the time outstanding and entitled to vote, given in person or by proxy, either in writing or by resolution adopted at a meeting at which the holders of any series of Series Preferred Stock (alone or together with the holders of one or more other series of Series Preferred Stock at the time outstanding and entitled to vote) voting separately as a class, alter the provisions of the Series Preferred Stock so as to materially adversely affect its rights; provided; however, that in the event any such materially adverse alteration affects the rights of only a single series of Series Preferred Stock, then the alteration may be effected only with the vote or consent of at least two-thirds of the votes of such series of Series Preferred Stock; provided, further, that no such vote of any series of Series Preferred Stock will be required to authorize an increase in the amount of the authorized Series Preferred Stock and/or the creation and issuance of other series of Series Preferred Stock in accordance with J.P. Morgan's Restated Certificate of Incorporation, as amended. In connection with the exercise of the voting rights contained in the preceding sentence, holders of all series of Series Preferred Stock which are granted such voting rights shall vote as a class (except as specifically provided otherwise).

The foregoing voting provisions will not apply if, in connection with the matters specified, provision is made for the redemption or retirement of all outstanding Series Preferred Stock.

Under regulations adopted by the Federal Reserve Board, if the holders of any series of Series Preferred Stock become entitled to vote for the election of directors because dividends on such series are in arrears, such series may then be deemed a "class of voting securities" and a holder of 25% or more of such series (or a holder of 5% or more if it otherwise exercises a "controlling influence" over J.P. Morgan) may then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act of 1956, as amended. In addition, at such time (i) any bank holding company may be required to obtain the approval of the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended, to acquire or retain 5% or more of any series of Series Preferred Stock and (ii) any person other than a bank holding company may be required to obtain the approval of the Federal Reserve Board under the Bank Change in Control Act to acquire 10% or more of such series of Series Preferred Stock.

LIQUIDATION RIGHTS

Upon any liquidation, dissolution or winding up of J.P. Morgan, whether voluntary or involuntary, the holders of each series of Series Preferred Stock shall have preference and priority over the Common Stock for payment out of the assets of J.P. Morgan or proceeds thereof, whether from capital or surplus, of such amounts as are set forth in the Prospectus Supplement relating to such series of Series Preferred Stock and, after such payment, the holders of such series of Series Preferred Stock shall be entitled to no other payments. If, in such case, the assets of J.P. Morgan or proceeds thereof shall be insufficient to make the full liquidating payment on such series of Series Preferred Stock and liquidating payments on any other outstanding series of Series Preferred Stock (including accrued and unpaid dividends, if any), then such assets and proceeds shall be distributed among the holders of such series of Series Preferred Stock and any other outstanding series of Series Preferred Stock, ratably in accordance with the respective amounts which would be payable on all Series Preferred Stock (including accrued and unpaid dividends, if any) if all such liquidating amounts payable were paid in full. A consolidation or merger of J.P. Morgan with or into any other corporation or corporations or a sale, whether for cash, shares of stock, securities or properties, of all or substantially all or any part of the assets of J.P. Morgan shall not be deemed or construed to be a liquidation, dissolution or winding up of J.P. Morgan.

MISCELLANEOUS

Unless otherwise specified in the applicable Prospectus Supplement, First Chicago Trust Company will serve as transfer agent, dividend disbursing agent and registrar for any series of Series Preferred Stock. The holders of any series of Series Preferred Stock will not have any preemptive rights to purchase or subscribe for any shares of any class or other securities of any type of J.P. Morgan. When issued, each series of the Series Preferred Stock will be fully paid and nonassessable. The Certificate of Designation setting forth the provisions of any series of Series Preferred Stock will become effective after the date of the Prospective Supplement relating to such series of Series Preferred Stock, but on or before issuance of such series of Series Preferred Stock.

                               DEPOSITARY SHARES

GENERAL

J.P. Morgan may, at its option, elect to offer fractional shares of a particular series of Series Preferred Stock, rather than full shares of such series of Series Preferred Stock. In the event such option is exercised, J.P. Morgan will issue to the public receipts for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Series Preferred Stock) of a share of a particular series of Series Preferred Stock as described below. The shares of any series of Series Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") between J.P. Morgan and a bank or trust company selected by J.P. Morgan having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the "Depositary"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Series Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Series Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement ("Depositary Receipts"). Depositary Receipts will be distributed to those persons purchasing the fractional shares of the particular series of Series Preferred Stock in accordance with the terms of the offering described in the related Prospectus Supplement. Copies of the forms of the Deposit Agreement and Depositary Receipt are filed as exhibits to the Registration Statement, and the following summary is qualified in its entirety by reference to such exhibits.

Pending the preparation of definitive engraved Depositary Receipts, the Depositary may, upon the written order of J.P. Morgan, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive

Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at J.P. Morgan's expense.

DIVIDENDS AND OTHER DISTRIBUTIONS

The Depositary will distribute all cash dividends or other cash distributions received in respect of the particular series of Series Preferred Stock to the record holders of Depositary Shares relating to such Series Preferred Stock in proportion to the number of such Depositary Shares owned by such holders.

In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of J.P. Morgan, sell such property and distribute the net proceeds from such sale to such holders.

WITHDRAWAL OF STOCK

Upon surrender of Depositary Receipts at the corporate trust office of the Depositary (unless the related Depositary Shares have previously been called for redemption), the holder of the Depositary Shares evidenced thereby is entitled to delivery, at such office to or upon his order, of the number of whole shares of the related series of Series Preferred Stock and any money or other property represented by such Depositary Shares. Holders of Depositary Shares will be entitled to receive whole shares of the related series of Series Preferred Stock on the basis set forth in the related Prospectus Supplement for such series of Series Preferred Stock, but holders of such whole shares of Series Preferred Stock will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of the related series of Series Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

If a series of Series Preferred Stock represented by Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of Series Preferred Stock held by the Depositary. The redemption price per Depositary Shares will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Series Preferred Stock. Whenever J.P. Morgan redeems shares of Series Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing shares of the related series of Series Preferred Stock so redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Depositary.

VOTING THE SERIES PREFERRED STOCK

Upon receipt of notice of any meeting at which the holders of the Series Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Series Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Series Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of the Series Preferred Stock represented by such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the amount of the Series Preferred Stock represented by such Depositary Shares in accordance with such instructions, and J.P. Morgan will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of the Series Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Shares representing such Series Preferred Stock.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between J.P. Morgan and the Depositary. However, any amendment which materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding. The Deposit Agreement may be terminated by J.P. Morgan or the Depositary only if
(i) all outstanding Depositary Shares have been redeemed or (ii) there has been a final distribution in respect of the related series of Series Preferred Stock in connection with any liquidation, dissolution or winding up of J.P. Morgan and such distribution has been distributed to the holders of Depositary Receipts.

CHARGES OF DEPOSITARY

J.P. Morgan will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. J.P. Morgan will pay charges of the Depositary in connection with the initial deposit of the related series of Series Preferred Stock and any redemption of such Series Preferred Stock. Holders of Depositary Receipts will pay transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

RESIGNATION AND REMOVAL OF DEPOSITARY

The Depositary may resign at any time by delivering to J.P. Morgan notice of its election to do so, and J.P. Morgan may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

The Depositary will forward all reports and communications from J.P. Morgan which are delivered to the Depositary and which J.P. Morgan is required to furnish to the holders of the related series of Series Preferred Stock.

Neither the Depositary nor J.P. Morgan will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of J.P. Morgan and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Series Preferred Stock unless satisfactory indemnity is furnished. They may rely on written advice of counsel or accountants, or information provided by persons presenting Series Preferred Stock for deposit, holders of Depositary Receipts or other persons believed to be competent and on documents believed to be genuine.

                    DESCRIPTION OF PREFERRED STOCK WARRANTS

J.P. Morgan may issue Preferred Stock Warrants for the purchase of a particular series of Series Preferred Stock or Depositary Shares. The Preferred Stock Warrants are to be issued under warrant agreements (each a "Preferred Stock Warrant Agreement") to be entered into between J.P. Morgan and Morgan Guaranty, as warrant agent (the "Preferred Stock Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular issue of Preferred Stock Warrants (the "Offered Preferred Stock Warrants"). A copy of the Preferred Stock Warrant Agreement, including the form of preferred stock warrant certificate (the "Preferred Stock Warrant Certificate") representing the Preferred Stock Warrants, substantially in the form in which it will be executed, is filed as an exhibit to the Registration Statement. Brief summaries of the principal provisions of the Preferred Stock Warrant Agreement and Preferred Stock Warrant Certificates do not purport to be complete.

GENERAL

If Preferred Stock Warrants are offered, the Prospectus Supplement will describe the terms of the Offered Preferred Stock Warrants, and the Preferred Stock Warrant Agreement relating to the Offered Preferred

Stock Warrants and the Preferred Stock Warrant Certificates representing the Offered Preferred Stock Warrants including the following:

          (i) the designation, number of shares, stated value and terms (including, without limitation, liquidation, dividend, conversion and voting rights) of the series of Series Preferred Stock or Depositary Shares purchasable upon exercise of Preferred Stock Warrants and the price at which such number of shares of Series Preferred Stock or Depositary Shares may be purchased upon such exercise;

          (ii) the date on which the right to exercise such Preferred Stock Warrants shall commence and the date (the "Expiration Date") on which such right shall expire;

          (iii) United States Federal income tax consequences applicable to such Preferred Stock Warrants; and

          (iv) any other terms of such Preferred Stock Warrants.

Preferred Stock Warrants for the purchase of Series Preferred Stock or Depositary Shares will be offered and exercisable for U.S. dollars only. Preferred Stock Warrants will be issued in registered form only. The exercise price for Preferred Stock Warrants will be subject to adjustment in accordance with the applicable Prospectus Supplement.

EXERCISE OF PREFERRED STOCK WARRANTS

Each Preferred Stock Warrant will entitle the holder to purchase for cash such number of shares (as applicable) of Series Preferred Stock or Depositary Shares, at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the Offered Preferred Stock Warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such Prospectus Supplement. Offered Preferred Stock Warrants may be exercised at any time up to the close of business on the Expiration Date set forth in the Prospectus Supplement relating to the Offered Preferred Stock Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by J.P. Morgan), unexercised Preferred Stock Warrants will become void. The place or places where, and the manner in which, Preferred Stock Warrants may be exercised shall be specified in the Prospectus Supplement relating to such Preferred Stock Warrants.

Prior to the exercise of any Preferred Stock Warrants to purchase Series Preferred Stock or Depositary Shares, holders of such Preferred Stock Warrants will not have any rights of holders of the Series Preferred Stock or Depositary Shares purchasable upon such exercise, including the right to receive payments of dividends, if any, on the Series Preferred Stock or Depositary Shares purchasable upon such exercise or to exercise any applicable right to vote.

                       DESCRIPTION OF UNIVERSAL WARRANTS

The following description of the terms of the Universal Warrants sets forth certain general terms and provisions of the Universal Warrants to which any Prospectus Supplement may relate. The particular terms of the Universal Warrants offered by any Prospectus Supplement and the extent, if any, to which such general provisions do not apply to the Universal Warrants so offered will be described in the Prospectus Supplement relating to such Universal Warrants.

Each issue of Universal Warrants will be issued under a warrant agreement (each a "Universal Warrant Agreement") to be entered into between J.P. Morgan and Morgan Guaranty, as warrant agent (the "Universal Warrant Agent"), all as described in the Prospectus Supplement relating to such Universal Warrants. A copy of the form of Universal Warrant Agreement including the form of Universal warrant certificate (the "Universal Warrant Certificate") representing the Universal Warrants, substantially in the form in which it will be executed, will be filed as an exhibit to the Registration Statement. Brief summaries of the principal provisions of the Universal Warrants and the Universal Warrant Agreement do not purport to be complete.

GENERAL

J.P. Morgan may issue Universal Warrants (i) to purchase or sell securities of any entity unaffiliated with J.P. Morgan or securities based on the performance of such entity, but not including the performance of a particular subsidiary or subsidiaries of such entity, a basket of securities, an index or indices of securities, a basket of indices, or any combination of the above, (ii) to purchase or sell currencies or currency units or composite currencies, (iii) to purchase or sell commodities or (iv) entitling the holders thereof to receive an amount in cash determined by references to increases or decreases in the yield or closing price of one or more debt instruments, in the interest rate, interest swap rate or other rate; or any combination of the above.

J.P. Morgan may satisfy its obligations, if any, with respect to any Universal Warrants by delivering the underlying securities, currencies or commodities (if applicable) or the cash value of the Universal Warrant, as set forth in the applicable prospectus supplement.

Prospective purchasers of Universal Warrants should be aware of special United States Federal income tax considerations applicable to instruments such as the Universal Warrants. The Prospectus Supplement relating to each issue of Universal Warrants will describe such tax considerations.

Reference is made to the Prospectus Supplement for the following terms of and information relating to any Universal Warrants: (i) whether such Universal Warrants are put Warrants or call Warrants; (ii) the designated securities, currencies or composite currencies, index or indices of securities or the formula for determining the cash settlement value of such; (iii) the price at which and the currency or composite currency with which such Universal Warrants may be exercised; (iv) whether such exercise price may be paid in cash, by the exchange of any other Security offered with such Universal Warrants or both and the method of such exercise; (v) whether the exercise of such Universal Warrants is to be settled in cash or by delivery of the underlying securities, currencies or commodities or both; (vi) the date on which the right to exercise the Universal Warrants shall commence and the date (the "Universal Warrant Expiration Date") on which such right shall expire or, if the Universal Warrants are not continuously exercisable throughout such period, the specific date or dates on which they will be exercisable (each, a "Universal Warrant Exercise Date," which term shall also mean, with respect to Universal Warrants continuously exercisable for a period of time, every date during such period);
(vii) the national securities exchange on which such Universal Warrants will be listed, if any; (viii) whether such Universal Warrants will, from the perspective of holders, be represented by certificates or issued in book-entry form; (ix) the place or places at which payment of the cash settlement value of such Universal Warrants is to be made by J.P. Morgan, if applicable; (x) the circumstances which will cause the Universal Warrants to be deemed to be automatically exercised, and any other terms of such Universal Warrants.

BOOK-ENTRY PROCEDURE AND SETTLEMENT

Except as may otherwise be provided in the applicable Prospectus Supplement, the Universal Warrants will be issued in the form of a single global Universal Warrant Certificate, registered in the name of a depositary or its nominee. Holders will not be entitled to receive definitive certificates representing Universal Warrants. A holder's ownership of a Universal Warrant will be recorded on or through the records of the brokerage firm or other entity that maintains such holder's account. In turn, the total number of Universal Warrants held by an individual brokerage firm for its clients will be maintained on the records of the depositary in the name of such brokerage firm or its agent. Transfer of ownership of any Universal Warrant will be affected only through the selling holder's brokerage firm.

EXERCISE OF UNIVERSAL WARRANTS

Unless otherwise specified in the applicable Prospectus Supplement, each Universal Warrant will entitle the holder to the cash settlement value of such Universal Warrant on the applicable Universal Warrant Exercise Date, in each case as such terms will be defined in the applicable Prospectus Supplement.

LISTING

Each issue of Universal Warrants may be listed on a national securities exchange, subject only to official notice of issuance and exchange approval as a condition of sale of any such Universal Warrants. If such listing is sought, there can be no assurance that such approval will be granted. In the event that the Universal Warrants are delisted from, or permanently suspended from trading on, such exchange, the Universal Warrant Expiration Date for such Universal Warrants will be the date such delisting or trading suspension becomes effective and Universal Warrants not previously exercised will be deemed automatically exercised on such Universal Warrant Expiration Date. The applicable Universal Warrant agreement will contain a covenant of J.P. Morgan not to seek delisting of the Universal Warrants, or suspension of their trading, on such exchange unless J.P. Morgan has, at the same time, arranged for listing on another national securities exchange.

RISK FACTORS RELATING TO UNIVERSAL WARRANTS

Universal Warrants involve a high degree of risk, including the risk of expiring worthless. Purchasers should be prepared to sustain a loss of some or all of the purchase price of their Universal Warrants. Prospective purchasers of the Universal Warrants should be experienced with respect to options and option transactions and should reach an investment decision only after careful consideration with their advisers of the suitability of the Universal Warrants in light of their particular financial circumstances, the information set forth under "Description of Universal Warrants" herein and the risk factors and information regarding the Universal Warrants set forth in the Prospectus Supplement relating to such Universal Warrants.

                          DESCRIPTION OF CAPITAL STOCK

The authorized capital stock of J.P. Morgan consists of 500,000,000 shares of Common Stock, $2.50 par value, and 10,000,000 shares of Preferred Stock, no par value. At March 31, 1998, there were 177,933,414 shares of Common Stock outstanding and 2,444,300 shares of Series A Adjustable Rate Cumulative Preferred Stock, 50,000 shares each of Series B, C, D, E and F Variable Cumulative Preferred Stock, and 400,000 shares of Series H Fixed Cumulative Preferred Stock outstanding.

The brief summary of the principal provisions contained in J.P. Morgan's Restated Certificate of Incorporation does not purport to be complete.

COMMON STOCK

Subject to the prior rights of the Preferred Stock, holders of J.P. Morgan Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of any fund legally available therefor and upon liquidation, dissolution or winding up to receive pro rata all of J.P. Morgan remaining after provision has been made for the payments of creditors.

Under the Federal Reserve Act, there are legal restrictions that limit the amount of dividends that Morgan Guaranty Trust Company of New York ("Morgan Guaranty"), a subsidiary of J.P. Morgan and a state member bank, can declare. The most restrictive test requires approval of the Board of Governors of the Federal Reserve System if dividends declared exceed the net profits for that year as defined, combined with the net profits for the preceding two years. The calculation of the amount available for payment of dividends is based on net profits determined in accordance with bank regulatory accounting principles reduced by the amount of dividends declared. At December 31, 1997, the cumulative retained net profits for the years 1997 and 1996 available for distribution as dividends by Morgan Guaranty in 1998 without approval of the Federal Reserve Board amounted to approximately $1,679 million.

The Federal Reserve Board may prohibit the payment of dividends if it determines that circumstances relating to the financial condition of a bank are such that the payment of dividends would be an unsafe and unsound practice.

VOTING RIGHTS

Subject to the voting rights of the Preferred Stock, all voting rights are vested in the holders of shares of J.P. Morgan Common Stock, each share being entitled to one vote.

PREEMPTIVE RIGHTS

Holders of J.P. Morgan Common Stock do not have any preemptive rights to subscribe to any additional securities that J.P. Morgan may issue.

PREFERRED STOCK

General. The Preferred Stock, of which 10,000,000 shares have been authorized, upon issuance has preference over the Common Stock with respect to the payment of dividends and the distribution of assets in the event of liquidation, dissolution or winding up of J.P. Morgan and such other rights, preferences and limitations as may be fixed by the Board of Directors. Dividend provisions, liquidation preferences, voting rights, if any, sinking fund and redemption provisions, if any, and conversion and exchange provisions, if any, also will be fixed by the Board of Directors. The shares of Series Preferred Stock referred to in this Prospectus, when issued and paid for, will be validly issued, fully paid and non-assessable.

SERIES A PREFERRED STOCK

Adjustable Rate Cumulative Preferred Stock, Series A. In March 1983, the Corporation issued 2,500,000 shares of the Adjustable Rate Cumulative Preferred Stock, Series A (the "Series A Preferred Stock") of which 2,444,300 shares are currently outstanding. Dividends on the Series A Preferred Stock are cumulative. If the equivalent of six quarterly dividends payable on the Series A Preferred Stock are in arrears in an amount equivalent to dividends for six full dividend periods (whether or not consecutive), the number of directors of J.P. Morgan will be increased by two and the holders of the outstanding Series A Preferred Stock, voting together as a single class with holders of shares of any other series preferred stock then outstanding upon which like voting rights have been conferred and are then exercisable, will be entitled to elect two additional directors (the holders of record of Series A Preferred Stock being entitled to cast 1/10 of one vote) until all dividends in arrears have been declared and paid or set apart for payment in full. In the event of liquidation or dissolution, the holders of shares of Series A Preferred Stock are entitled to receive a distribution of $100 per share, plus, in each case, accrued and unpaid dividends to the date of final distribution.

Except under certain circumstances, shares of Series A Preferred Stock were not redeemable prior to March 1, 1986. On or after such date and prior to February 29, 1988, shares of Series A Preferred Stock were redeemable at the option of J.P. Morgan, as a whole or in part, at a redemption price per share of $103.00 and thereafter at $100 per share. The redemption price set forth above with respect to Series A Preferred Stock will be increased, in each case, by the amount of accrued and unpaid dividends thereon to the date fixed for redemption.

Dividends on the Series A Preferred Stock are established quarterly by a formula based on the interest rates of certain actively traded U.S. Treasury obligations. In no event will the quarterly dividends payable on the Series A Preferred Stock be less than 5.00% or greater than 11.50% per annum.

SERIES B, C, D, E AND F PREFERRED STOCK

Variable Cumulative Preferred Stock, Series B, C, D, E and F. In January 1990, as another series of series preferred stock, J.P. Morgan issued $250 million, or 250,000 shares, of Variable Cumulative Preferred Stock, Series B, C, D, E and F (the "Variable Cumulative Preferred Stock") in five series of 50,000 shares each: Series B, Series C, Series D, Series E and Series F. These issues, priced at $1,000 per share, have contingent voting rights and a liquidation preference of $1,000 per share, plus accrued and unpaid dividends. Each of the five series is identical except that the dividend rates and dividend payment dates vary and separate auctions on different auction dates are held by each series.

The shares of each of these series of Variable Cumulative Preferred Stock are redeemable as a whole or in part (in units of 100 shares), except under certain conditions, at the option of J.P. Morgan, at a redemption price of $1,000 per share plus an amount equal to accrued and unpaid dividends.

Dividends on each series of Variable Cumulative Preferred Stock are cumulative and are payable generally every 49 days, subject to certain conditions. The dividend rates are set at a rate per annum that is determined either by an auction conducted on each such series of Variable Cumulative Preferred Stock on the business day preceding the commencement of a subsequent dividend period or by a remarketing. The rate for any dividend period is subject to a maximum rate based upon the "AA" Composite Commercial Paper Rate and the credit ratings of the Variable Cumulative Preferred Stock in effect on a particular auction date.

SERIES H PREFERRED STOCK

Fixed Cumulative Preferred Stock, Series H. In February 1996, as another series of preferred stock, J.P. Morgan issued $200 million, or 400,000 shares, of 6 5/8% Cumulative Preferred Stock, Series H (the "Series H Preferred Stock"). Shares of the Series H Preferred Stock have a stated value of $500 per share.

The shares of this Series H Preferred Stock are not redeemable prior to March 31, 2006. On or after March 31, 2006, J.P. Morgan, at its option, with prior approval of the appropriate bank regulators, if so required, may redeem the Series H Preferred Stock, as a whole or in part, at any time or from time to time out of funds legally available therefor, at a redemption price of $500 per share plus an amount equal to accrued and unpaid dividends thereon to the date fixed for redemption.

Dividends on this Series H Preferred Stock shall be declared by the Board of Directors of J.P. Morgan at a rate of 6 5/8% per annum on the stated value thereof. Such dividends shall be cumulative and payable generally on March 31, June 30, September 30 and December 31 of each year.

                              PLAN OF DISTRIBUTION

J.P. Morgan may sell the Securities being offered hereby (i) through agents,
(ii) through underwriters, (iii) through dealers and (iv) directly to purchasers. J.P. Morgan may sell the Series Preferred Stock, including any associated Depositary Shares, the Preferred Stock Warrants or the Universal Warrants being offered hereby through underwriters. Any such persons may be customers of, engage in transactions with, or perform services for, J.P. Morgan in the ordinary course of business.

Securities may be offered and sold through agents designated by J.P. Morgan from time to time. Any such agent involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by J.P. Morgan to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment (ordinarily five business days or less). Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, as amended (the "1933 Act") of the Securities so offered and sold. Agents may be entitled under agreements which may be entered into with J.P. Morgan to indemnification by J.P. Morgan against certain liabilities, including liabilities under the 1933 Act and the 1934 Act.

If an underwriter or underwriters are utilized in the sale of the Offered Securities, J.P. Morgan will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including compensation of the underwriters and dealers, if any, will be set forth in the Prospectus Supplement which will be used by the underwriters to make resales of the Offered Securities in respect of which this Prospectus is delivered to the public. Underwriters will acquire Offered Securities for their own account and may resell such Offered Securities from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined at the time of sale. Offered Securities may be offered to the public either through underwriting syndicates represented by managing underwriters, or directly by the managing underwriters. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by J.P. Morgan against certain liabilities, including liabilities under the 1933 Act. Only underwriters named in the Prospectus Supplement are deemed to be underwriters in connection with the Offered Securities offered thereby. If any underwriter or underwriters are utilized in the sale of the Offered Securities, the underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of Offered Securities will be obligated to purchase all such Offered Securities if any are purchased.

If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, J.P. Morgan will sell such Securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the 1933 Act, of the Securities so offered and sold. Dealers may be entitled, under agreements which may be entered into with J.P. Morgan, to indemnification by J.P. Morgan against certain liabilities, including liabilities under the 1933 Act. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

Offers to purchase Securities may be solicited directly by J.P. Morgan and sales thereof may be made by J.P. Morgan directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the 1933 Act, with respect to any sale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

If so indicated in the Prospectus Supplement, J.P. Morgan will authorize agents and underwriters to solicit offers by certain institutions to purchase Offered Securities from J.P. Morgan at the public offering price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date stated in the Prospectus Supplement. Each Contract will be for an amount not less than, and, unless J.P. Morgan otherwise agrees, the aggregate principal amount of Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions but shall in all cases be subject to the approval of J.P. Morgan.

Contracts will not be subject to any conditions except the condition that any related sale of Offered Securities to underwriters shall have occurred and the purchase by an institution of the Offered Securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject. A commission indicated in the Prospectus Supplement will be paid to underwriters and agents soliciting purchases of Offered Securities pursuant to Contracts accepted by J.P. Morgan.

The place and time of delivery of the Offered Securities in respect of which this Prospectus is delivered will be set forth in the accompanying Prospectus Supplement.

This Prospectus and related Prospectus Supplement may be used by direct or indirect wholly-owned subsidiaries of J.P. Morgan in connection with offers and sales related to secondary market transactions in the Offered Securities. Such subsidiaries may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of a sale.

The offer and sale of the Offered Securities by an affiliate of J.P. Morgan will comply with the requirements of Rule 2720 of the National Association of Securities Dealers, Inc. (the "NASD") Conduct Rules regarding underwriting of securities of an affiliate and will comply with any restrictions imposed on the Underwriter by the Board of Governors of the Federal Reserve System. Accordingly, an affiliate of J.P. Morgan that is a member of the NASD may participate in a public offering and sale of J.P. Morgan Debt Securities, Series Preferred Stock or Depositary Shares if the offering is of a class of securities rated investment grade by a nationally recognized statistical rating organization. In addition, an affiliate of J.P. Morgan that is a member of the NASD may participate in any public offering and sale of the Offered Securities, including without limitation Debt Warrants, Preferred Stock Warrants and Universal Warrants, if the price at which an equity issue is distributed to the public is no higher or the yield at which a debt issue is distributed to the public is no lower than that recommended by a "qualified independent underwriter" (determined to be so qualified by the NASD prior to commencement of such offering), in each case in compliance with the provisions of the NASD.

Each NASD member participating in offers and sales of the Offered Securities will not execute a transaction in the Offered Securities in a discretionary account without the prior written specific approval of the member's customer.

Certain of the underwriters or agents and their associates may be customers of, engage in transactions with, and perform services for, J.P. Morgan in the ordinary course of business.

                                    EXPERTS

The audited financial statements contained in J.P. Morgan's Annual Report on Form 10-K for the year ended December 31, 1997, (included in J.P. Morgan's Annual Report to Stockholders) are incorporated by reference in this Prospectus in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL OPINIONS

The validity of the offered Securities offered hereby will be passed upon by Gene A. Capello, Vice President and Assistant General Counsel of J.P. Morgan, and by Cravath, Swaine & Moore, New York, New York, counsel for any underwriters, selling agents and certain other purchasers.

                              PRINCIPAL OFFICE OF
                                  J.P. MORGAN

                                 60 Wall Street
                         New York, New York 10260-0060

                              REGISTERED OFFICE OF
                                  J.P. MORGAN

                               902 Market Street
                           Wilmington, Delaware 19899

                 PRINCIPAL PAYING AGENT, REGISTRAR AND TRUSTEE

                      U.S. BANK TRUST NATIONAL ASSOCIATION
                                100 Wall Street
                            New York, New York 10005

                                        PAYING AGENTS

                CITIBANK, N.A.                            PARIBAS LUXEMBOURG S.A.
              5 Carmelite Street                            10A Boulevard Royal
                London EC4Y PA                               L-2093 Luxembourg

                          LEGAL ADVISOR TO J.P. MORGAN
                                GENE A. CAPELLO
                               VICE PRESIDENT AND
                           ASSISTANT GENERAL COUNSEL
                         J.P. Morgan & Co. Incorporated
                                 60 Wall Street
                         New York, New York 10260-0060
                       LEGAL ADVISORS TO THE UNDERWRITERS
                           (As to United States Law)
                            CRAVATH, SWAINE & MOORE
                                Worldwide Plaza
                               825 Eighth Avenue
                           New York, N.Y. 10019-7415

                           INDEPENDENT ACCOUNTANTS TO
                                  J.P. MORGAN

                           PRICEWATERHOUSECOOPERS LLP
                          1177 Avenue of the Americas
                            New York, New York 10036

                                 LISTING AGENT

                            PARIBAS LUXEMBOURG S.A.
                              10A Boulevard Royal
                               L-2093 Luxembourg